As filed with the Securities and Exchange Commission on November 13, 2000
                                                 Registration No. 333-40402


================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 --------------
                                 AMENDMENT NO. 1


                                       TO

                                    FORM SB-2
                          REGISTRATION STATEMENT UNDER

                           THE SECURITIES ACT OF 1933

                                 --------------
                          AJK PERFECT RENAISSANCE, INC.


                                 --------------
                 (Name of Small Business Issuer in Its Charter)

       Delaware                     5180                         52-2210600
   -----------------    ----------------------------          -----------------
    (State or other     (Primary Standard Industrial          (I.R.S. Employer
    jurisdiction of      Classification Code Number            Identification
    incorporation or                                               Number)
    organization)
                                 --------------

                         6800 Satinleaf Road, Suite 104
                              Naples, Florida 34109
                             Telephone 941-566-3822
          (Address and Telephone Number of Principal Executive Offices)


                                Curtis Sittenfeld
                         6800 Satinleaf Road, Suite 104
                              Naples, Florida 34109
                             Telephone 941-566-3822
            (Name, Address and Telephone Number of Agent For Service)
                                 --------------
                                   Copies to:
                             David Alan Miller, Esq.
                            Graubard Mollen & Miller
                                600 Third Avenue
                            New York, New York 10016
                                 (212) 818-8800
                            (212) 818-8881 Facsimile


              Approximate date of commencement of proposed sale to
         the public: As soon as practicable after the effective date of this Registration Statement.


        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under
            the Securities Act of 1933, check the following box. |_|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

===============================================================================
                         CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
Title of Each Class of    Amount   Proposed Maximum  Proposed Maximum  Amount of
Securities to be          to be    Offering Price    Aggregate        Registra-
Registered              Registered    Per Share      Offering Price   tion Fee
-------------------------------------------------------------------------------
Shares of Common Stock
being offered by AJK       600,000    $5.50(1)     $3,300,000.00     $  871.20
(maximum offering)

Shares of Common Stock   1,604,095    $5.50(1)     $8,822,522.50     $2,329.15
held by Selling
Securityholders

Registration Fee                                                     $3,200.35

Registration Fee
Previously Paid                                                      $  929.00

Registration Fee                                                     $2,271.35
Payable with this
Amendment No. 1
===============================================================================


(1) There is no current market for the securities and the per share book value of the Common Stock is $2.60. The proposed per share offering price for the Common Stock, being registered here, for sale by us and, for resale by the selling securityholders, is estimated for purposes of calculating the amount of the registration fee based on a bona fide estimate of the maximum offering price by AJK and, with respect to the selling stockholders, the proposed reoffering price to the general public.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission may determine.

PROSPECTUS


                               Subject to completion, dated November 13, 2000


         The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                          AJK PERFECT RENAISSANCE, INC.


           Minimum of 300,000 shares and maximum of 600,000 shares of
            Common Stock offered by AJK Perfect Renaissance, Inc. and
       1,604,095 shares of Common Stock to be sold by the holders thereof.

         This is the initial public offering of our common stock and the offer by certain of our stockholders of our common stock for resale. In considering the offering you should know that:

o    No public market exists for our stock; and

o    The offering price has been arbitrarily determined.

         We are offering on a best efforts basis a minimum of 300,000 and a maximum of 600,000 shares of our common stock, at a price per share of $5.50, for minimum gross proceeds of $1,650,000 and maximum gross proceeds of $3,300,000. All proceeds raised in the offering will be held by Continental Stock Transfer & Trust Company, as escrow agent, in a non-interest bearing account until the minimum is reached. If the minimum offering is not reached within six months from the date of this prospectus all funds will be returned without interest and the offering will be terminated. If the minimum offering is achieved by six months from the date of this prospectus, the proceeds will be released to us. Thereafter, sales will continue at our sole discretion until the earlier of the date the maximum offering is achieved, or six months from the date of this prospectus, unless we decide to further extend the offering for an additional three months, at our sole discretion without notice to investors and potential subscribers.

         In addition, current stockholders, including officers, directors, employees and other affiliates and persons are registering for resale 1,604,095 shares of our common stock at a price per share of $5.50 concurrent with our offering.

         These securities involve a high degree of risk. See "RISK FACTORS" beginning on page 7.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                  ---------------------------------------------


               The date of this Prospectus is ________ ____, 2000

                                Table of Contents


                                                                        Page


Prospectus Summary........................................................3
Summary Financial Data....................................................4
Risk Factors..............................................................5
Dividend Policy...........................................................7
Use Of Proceeds...........................................................8
Management's Discussion And Analysis Of Financial
    Condition And Results Of Operations...................................9
Business.................................................................16
Selling Stockholders.....................................................22
Plan Of Distribution.....................................................27
Management...............................................................29
Executive Compensation...................................................31
Principal Stockholders...................................................33
Certain Transactions.....................................................34
Description Of Securities................................................34
Legal Matters............................................................37
Experts..................................................................38
Where You Can Find More Information......................................38
Index To Financial Statements............................................39

                               PROSPECTUS SUMMARY


     This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors" section.


Our Business


     We are a development stage company. Through our subsidiaries, S.C. Perfect Renaissance, S.R.L.; S.C. Renaissance, S.R.L.; and S.C. Renaissance 2000, S.R.L., we:

     o produce and market Roumanian vodka, flavored vodka and other distilled spirits and liqueurs in Roumania, Central Europe and Eastern Europe; and

     o distribute and market watches and other jewelry in Roumania and Central and Eastern Europe.

     We plan to expand our distribution into Western Europe, Central Europe and the United States.

     We are a Delaware corporation originally incorporated on March 24, 1999 under the name Allegiance Acquisition Corporation. On July 21, 1999 we changed our name to AJK Perfect Renaissance, Inc. On May 5, 2000, we acquired substantially all of the shares of three Roumanian subsidiaries from Ferrand Investment Limited, a British Virgin Islands limited liability company:

     o S.C. Perfect Renaissance, S.R.L. (primarily involved in the vodka business);

     o S.C. Renaissance, S.RL. (primarily involved in the importing and distribution of watches); and

     o S.C. Renaissance 2000, S.R.L. (primarily involved in the sale of glassware and ornaments).


     These three operating subsidiaries are limited liability companies registered under the laws of Roumania.

     We maintain our principal executive United States offices at 6800 Satinleaf Road, Suite 104, Naples, Florida 34109. Our telephone number is 941-566-3822 and our fax number is 941-566-1329.

     In this prospectus, we refer to our company, AJK Perfect Renaissance, Inc., as we, us or AJK.

The Offering

   o  Total common stock outstanding prior to the offering ........   5,604,095
   o  Maximum number of common stock being offered by us...........     600,000
   o  Total common stock outstanding after our offering (minimum)..   5,904,095
   o  Total common stock outstanding after our offering (maximum)..   6,204,095
   o  Common stock being offered for resale by the selling
      stockholders.................................................   1,604,095

   Use of Proceeds...........   We plan to use the proceeds to establish a sales
                                and marketing organization in the United States, for advertising and marketing activity, for the repayment of debt and for working capital and general corporate purposes.

                             Summary Financial Data

     As of December 31, 1999, we were nominally capitalized with no income or revenues. As of December 31, 1999, we had 500,000 shares of common stock outstanding for an aggregate price of $50 and had incurred $535 in organization expense. At December 31, 1999, our total assets were $50. Subsequent to December 31, 1999, we acquired our three operating subsidiaries for an aggregate of 5,000,000 shares of common stock.

     The following information is based on the audited combined financial statements for our three subsidiaries for the years ended December 31, 1999 and 1998 and on the unaudited combined financial statements for our three subsidiaries for the six months ended June 30, 2000.

                                    Year Ended December 31,     Six months ended
                                   -------------------------    ----------------
                                       1999            1998      June 30, 2000
                                   ------------    ------------  --------------
                                     (audited)      (audited)      (unaudited)
Income Statement Items:

Sales                               $ 4,689,593     $ 5,544,717     $ 2,221,586
Costs of Sales                       (2,734,291)     (3,218,066)     (1,376,325)
  Gross Profit                        1,955,302       2,326,651         845,261
  Selling, General and
    Administrative                     (802,417)       (577,826)       (311,462)
  Other expenses                       (582,262)       (852,940)        (66,930)
Net Income                              570,623         895,885         466,869

Balance Sheet Items:

Cash                                     46,680         203,456          79,388
Total Current Assets                  1,103,297       1,670,511         942,218
   Total Assets                       8,703,061       7,657,691       8,711,839

Total Current Liabilities             2,910,906       6,226,415       3,040,532
Long-Term Debt                        4,092,684            --         3,518,062

    Total Stockholders'
      Equity                          1,686,326       1,432,276       2,153,245

    Total Liabilities and
      Stockholders' Equity            8,703,061       7,657,691       8,711,839


     Please read this prospectus carefully. You should rely only on the information contained or incorporated by reference in this prospectus to make your investment decision. We have not authorized anyone to provide you with different information. We are not and the selling stockholders are not offering these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

                                  RISK FACTORS


     You should carefully consider the following factors, in addition to other information contained in this prospectus, before you decide to invest in our common stock. An investment in our common stock includes a high degree of risk and you could lose all or part of your investment.

     We are a recently formed company with a limited operating history and our financial condition raises uncertainties as to whether we will be able to continue as a going concern.

     We were recently formed to expand the international and United States operations of our operating subsidiaries, S.C. Perfect Renaissance, S.R.L., S.C. Renaissance, S.R.L. and S.C. Renaissance Alpha 2000, S.R.L. Our management is unfamiliar with the United States marketplace and the other markets in which we may be operating. Our company and our products have no established reputation and will need to be promoted. There is no assurance that we will be able to market or distribute our products in the markets we enter or that we will sell a sufficient quantity of our products to justify the costs incurred. The unaudited consolidated financial statements for us and our three operating subsidiaries, S.C. Perfect Renaissance, S.R.L., S.C. Renaissance, S.R.L. and S.C. Renaissance Alpha 2000, S.R.L., for the six months ended June 30, 2000, reflect consolidated current liabilities exceeding consolidated current assets by $2,098,314. This condition raises substantial doubt about our ability to continue as a going concern.

     Risks of doing business in Roumania could adversely affect our business and result in the loss of your investment and you may not be able to enforce your rights against us and our officers and directors.

     Roumania is a developing country that until the last decade was allied with the former Soviet Union under a communist economic system. The region is still unstable, given the recent history of the former Yugoslavia, the breakup of Czechoslovakia, military uprisings in Chechnya and other former Soviet states, the rise of political and criminal corruption in Russia, and the lack of experience and unpredictability of the civil justice system. Roumania, in particular, continues to suffer from high unemployment, low wages, low literacy rates, and rumors of corruption. Business risks include, among others, internal political or civil unrest, war, corruption or government restrictions. These risks could be harmful to us and are difficult to quantify. We will be subject to the risks normally associated with changes in general national economic conditions or local market conditions, including competition, patronage, changes in market rates, the need to periodically upgrade and replace equipment and to pay the costs thereof. Although many governments of the countries of Central and Eastern Europe have liberalized policies on international trade, foreign ownership and development, investment, and currency repatriation to increase both international trade and investment, such policies might change unexpectedly. We will be affected by the rules and regulations regarding foreign ownership of real and personal property, including manufacturing plants and other property. Such rules may change quickly and dramatically which may have an adverse impact on ownership and may result in a loss without recourse of our property or assets. Domestic and international laws and regulations, whether existing today or in the future, could adversely affect our ability to market and sell our products and could impair our profitability.

     Although a Delaware corporation whose securities are governed by United States securities laws, all of our operations are in Central and Eastern Europe. Our management resides in Israel and Roumania and may be protected by or subject to foreign rules, which may be adverse to a stockholder of our company. Any foreign company or litigant may encounter difficulty in prevailing in any dispute with or enforcing any judgment against the Roumanian government or any of our officers or directors under the Roumanian legal system.

     Speculative nature of our business could result in unpredictable results and a loss of your investment.

     The liquor industry is extremely competitive and the commercial success of any product is often dependent on factors beyond our control, including but not limited to market acceptance and retailers' prominently shelving and selling our products. We may experience substantial cost overruns in manufacturing and marketing our products, and may not have sufficient capital to successfully complete any of our projects. We may also incur uninsured losses for liabilities which arise in the ordinary course of business in the manufacturing industry, or which are unforeseen, including but not limited to trademark infringement, product liability, and employment liability.

     Our operations will be adversely affected if we are unable to obtain additional financing when needed. This could result in a loss of your investment.

     Future events, including the problems, delays, expenses and difficulties frequently encountered by development stage companies may lead to cost increases that could make the net proceeds of this offering insufficient to fund our proposed operations. We may seek additional sources of capital, including an additional offering of our equity securities, an offering of debt securities or financing through a bank or other entity. If we raise additional funds through the issuance of equity or debt securities, your investment could be substantially diluted and those securities could have preferences and privileges that your securities do not have. We have not established a limit on the amount of debt we may incur nor have we adopted a ratio of our equity to debt allowance. If we need to obtain additional financing, there is no assurance that financing will be available or that it will be available on terms acceptable to us, or that any future offering of securities will be successful. We could suffer adverse consequences if we are unable to obtain additional capital when needed.

     Our bank loan for the construction of our Roumanian distillery is collaterized by substantially all of our assets. A default under the loan could result in a cessation of our business and a loss of your investment.

     If we default, our assets could be seized and we may cease operations, which would result in a loss of your investment. In order to construct our Roumanian Distillery, we entered into a loan agreement which was subsequently assigned to the Roumanian Bank Restructuring Organization. Approximately $1,425,789 is outstanding as of September 30, 2000. This loan is secured by our real property, other fixed assets and inventories. In the event we default on this loan, it is possible that all of our assets could be seized and you could lose your entire investment.

     Limited state registration of our common stock may limit the gross proceeds raised in the offering for the company.

     We anticipate that we will primarily sell our shares in a limited number of states. We will not accept subscriptions from investors who reside in other states unless we effect a registration therein or determine that no such registration is required.

     In order to comply with applicable state securities laws, if any, the shares we offer will be sold in such states through registered or licensed brokers or dealers in those states. In addition, in certain states, the shares may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification is available.

     If only the minimum amount of shares are sold, we may not have sufficient funds to fulfill our business plan and early investors could be adversely affected.

     This offering is being conducted on a minimum/maximum basis meaning that if the minimum amount of common stock is sold all of the proceeds will be used when accepted by us. If the proceeds from the sale of only the minimum amount of common stock is sold, and no more, it may not be sufficient to meet our proposed objectives, and therefore, early investors will have a greater risk of loss of all of their investment.

     The distillation process could have environmental risks which could adversely affect us and your investment.

     The process of distilling and manufacturing vodka involves the burning of fossil fuels. It also utilizes an exothermic distillation process that uses local water in the cooling process, which is then returned to its source warm. Although the Roumanian government has expressed no substantial concern over industrial air, water, or thermal pollution from our plant, an attempt to regulate the effluents from our operations could increase costs of doing business. Also, local water could have contaminants which cannot be remedied by us and which would adversely affect our products and, consequentially, our operations and results.

     No assurance of trading market may result in illiquidity for your investment.

     There is currently no trading market for our securities and there is no assurance one will develop. We intend to apply initially for admission to quotation of our common stock on the NASD OTC Bulletin Board. There is no assurance that trading activities or market making activities, if commenced, will be maintained, which could result in the illiquidity of your investment.

     Cost and Availability of Raw Materials

     Our operations require substantial amounts of raw materials. The price and availability of these materials are subject to market conditions. Increases in the price of our products, due to the increase in the cost of raw materials, could have a negative effect on our business.

     We are controlled by an entity affiliated with our President.

     Iotakappa Capital Corp., a Delaware company wholly-owned by our President, has the ability to vote approximately 70.1% of the votes, if the minimum amount of shares are sold in this offering and approximately 64% of the votes if the maximum amount of shares are sold in this offering. Consequently, we are essentially controlled by our President. As a result, he will be able to exercise substantial interest over matters requiring stockholder approval, including the election of directors and the approval of material corporate matters such as change of control transactions. The effects of such influence could be to delay or prevent a change of control of us unless the terms are approved by our President.

                                 DIVIDEND POLICY

     We have not paid dividends on our common stock and do not currently intend to pay dividends on our common stock in the foreseeable future. We intend to retain future earnings, if any, to finance the expansion and development of our business. Any future decision of our board of directors to pay dividends will be made in light of our earnings, financial position, capital requirements and other relevant factors then existing.

                                    USE OF PROCEEDS

     We are offering for sale a minimum of 300,000 and a maximum of 600,000 shares of our common stock at a price of $5.50 per share. The net proceeds from the minimum offering after deducting expenses will be approximately $1,490,000. The net proceeds from the maximum offering after deducting expenses will be approximately $3,140,000. The selling stockholders are registering for resale 1,604,095 shares of our common stock. We will not receive any net proceeds from their sales.

     We expect to use the net proceeds from our sale of common stock in the offering as follows:

Description                                        Maximum Offering  Percentage
------------------------------------------------   ----------------  ----------
Establish a sales and marketing organization
   in the United States ...........................    $  750,000       24%
Advertising and marketing activities ..............       600,000       19%
Repayment of a portion of the debt incurred
   in connection with the
   construction of our distillery(1) ..............     1,000,000       32%
General working capital including
   salaries, rent utilities, supplies
   and telecommunications .........................       690,000       22%
Other debt(2) .....................................       100,000        3%
   Total ..........................................    $3,140,000      100%


------------------------------------------------------------------------------

(1) This debt was incurred as a result of the $3,918,409 loan for the construction of our Roumanian distillery. Approximately $1,425,789 of that loan is outstanding as of September 30, 2000. Total repayment is due by December 2004.

(2) In May 2000, Ferrand agreed to transfer its Roumanian assets to us in exchange for 5,000,000 shares of our common stock. As part of this transaction, Ferrand also agreed to retain the debt of $858,934 and convert it into deferred receivables, which is carried on our financial records as long-term debt.

     In the event only the minimum offering is sold, we expect the net proceeds from the minimum offering, after deducting expenses will be approximately $1,490,000 ($1,650,000 minus $160,000), which we intend to devote primarily to establishing our United States sales and marketing operations and, to a lesser extent, to the repayment of a portion of debt incurred in connection with the construction of our distillery.

     The allocation of the net proceeds of the offering set forth above represents our best estimate based upon our present plans and certain assumptions regarding general economic and industry conditions and our future revenues and expenditures. If any of these factors change, we may find it necessary to reallocate a portion of the proceeds within the above-described categories or use portions of the proceeds for other purposes. Based on currently proposed plans and assumptions relating to the implementation of our business plans, we believe that the minimum proceeds from this offering, combined with cash flow from operations, will enable us to fund our planned operations for a period of at least 12 months from the date of this prospectus and we believe that the maximum proceeds from this offering, combined with cash flow from operations, will enable us to fund our planned operations for a period of at least 18 months from the sale of this prospectus. However, we cannot assure you we will realize cash flow from operations or that the cash flow will be sufficient. We cannot assure you that any additional financing, if necessary, will be available to us on acceptable terms, or at all. Proceeds not immediately required for the purposes described above will be invested principally in United States government securities, short-term certificates of deposit, money market funds or other short-term interest-bearing investments.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FNANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following should be read in connection with our financial statements, including the financial statements of our subsidiaries, related notes and other financial information included elsewhere in this prospectus.

Background

     Following the anti-Communist revolution and the end of the Ceausescu dictatorship early in 1990, our president, chief executive officer and chairman, Mr. Jacob Kieselstein, returned to Roumania and started the Perfect Renaissance companies, selecting the name to signify the family's return to Roumania from which it had fled during World War II. Initially we imported and distributed jewelry and watches. Subsequently we entered the vodka business.

     We bought grain alcohol from existing distilleries in Roumania and then re-processed the alcohol so as to assure maximum purity and quality. Sales grew from less than $150,000 in 1990 to over $5 million in 1999. As the market expanded and our principal product, "Perfect Vodka," gained market acceptance and popularity throughout Roumania and in nearby countries.

     We entered into an agreement in late 1997 with Ex-Klar Technologies, Inc. of Pawling, New York for the construction of our distillery. We obtained a letter of credit for the value of the contract, supported by financing from Bancorex, our lead bank. The distillery was completed in December 1999 and we commenced production in January 2000. Ex-Klar will continue to provide technical support and operating personnel until at least December 31, 2000.

     Now that we control our own in-house supply of key raw materials, we are in a position to expand our market coverage within Roumania, as well to other important markets in Central and Eastern Europe. In addition, we intend to begin marketing our products in the United States. A major portion of the proceeds of this offering will be dedicated to establishing a distribution network, advertising, and shelf space acquisition in the United States. We have registered the trademark "Perfect Vodka" with the United States Patent and Trademark Office.

     We anticipate that we will be able to compete with other established brands based on our competitive production costs in Roumania and the quality and purity of our products. We also manufacture and bottle Bardinet brandy under an arrangement with Cie. Bardinet of France.

     Roumania has a population approaching 25 million, and is in line to become a member of the European Union. The economy is slowly growing and improving. It is nevertheless still a poor country and the general population has limited purchasing power. Therefore the volume of sales of liquor products and Bardinet brandy is anticipated to be small in Roumania and may expand only gradually over several years, if at all. The impact of our relationships with other liquor companies and Bardinet on our profits will not be meaningful for some time to come. However, we believe that even a small sales volume of these brands will lend prestige and visibility to our company and will contribute to the marketing programs of our own "Perfect" brands.

     We employ approximately 200 persons. This makes us one of the largest employers in the Timisoara Roumania area. We believe that such a position contributes to good relations with local and national authorities.

     Many of our Roumanian employees are long-term employees and we consider our staff to be well educated. In addition, we conduct in-house training and refresher courses for technical and sales staff and from time to time send selected personnel out of the country for specialized training. We believe we have satisfactory relationships with our employees.

     We have made and intend to continue to make our shares available to employees, as rewards and incentives.

     Nevertheless, Roumania is in a volatile and unstable part of the world, in the Balkans between Ukraine and Serbia. Therefore, we have decided to purchase political risk insurance, to cover losses for events such as confiscation, expropriation, nationalization, selective discrimination, deprivation, forced abandonment, forced divestiture, strikes, riots, civil commotion, malicious damage, business interruption and non-availability of hard currency to remit interest, dividends and profits and repatriate capital. There is no assurance that we will be able to secure adequate amounts of insurance, if at all, and if any, that such insurance would be sufficient to remedy the adverse effect of political events.

     We believe that we will grow and diversify. There are several opportunities in Roumania which would be complementary to our liquor production business. There are opportunities in countries adjacent to Roumania, where existing facilities are being offered at a fraction of cost as part of a privatization movement. We will also look at opportunities in the United States, especially in the areas of packaged ethnic foods and wine.

Results and Plan of Operations

     Our subsidiaries are in a period of steady growth and sustained market development. Sales of our own branded products as well as products being marketed under license have increased and are expected to continue to increase, although there can be no assurance.

     The new distillery gives us our own supply of 96% alcohol, which is known as neutral alcohol and the distillery is also expected to generate revenues of approximately $160,000 per year from the sale of stillage and approximately $120,000 per year from sale of carbon dioxide. However, some additional equipment is required for the production of carbon dioxide and we do not plan to make this additional investment until the year 2002.

     Over time, our jewelry and watch business has become somewhat overshadowed by the liquor business but remains an important source of revenue and profit. Sales of jewelry and watches are projected to be in the area of $900,000 in the year 2000, with a net profit of $280,000. While the existing business is reaching maturity and is not expected to grow dramatically in the coming years. We have recently been approached by Citizen Watch Company of Japan and are in ongoing discussions about a possible exclusive distributorship.

     Our growth and market penetration in our primary market in Roumania and elsewhere have met or exceeded our expectations. Roumania experienced a deep recession in 1999 which is reflected in our sales for that year. In addition we incurred large expenses in 1999 in connection with the completion and startup of the distillery. Year to year gains in sales and profits of our subsidiaries have exceeded projections and are expected to continue to do so. Combined sales and net income from our subsidiaries are:

                                    Net Income

                  Year                Sales          From Operations
                  ----           -------------       ---------------
                  1997           $   3,128,254        $   333,787
                  1998               5,544,717            895,885
                  1999               4,689,593            570,623

     Our proposed sale of up to 600,000 shares of common stock to the public is expected to provide additional capital of $3,140,000 after estimated expenses are deducted. The funds will be employed primarily to gain greater market share by improving and expanding our sales and distribution network and establishing an advertising program. In the United States, we will aim for penetration of selected markets, with emphasis on the greater New York metropolitan area, southern California, south Florida and the Washington, DC area. In addition, selected markets in Pennsylvania, Ohio and Illinois, where there is a substantial ethnic Roumanian population, will be addressed.

     For the time being, our aim is to capture only a tiny share of the U.S. market for superpremium imported vodka. However, we believe even a tiny share will have a major impact on our sales and net income.

     Similarly, European markets are huge and a relatively modest marketing effort is expected to yield substantial additional income over time, although there can be no assurance of this.

Liquidity and Capital Resources

     Our available cash on hand increased from $63,610 at the beginning of 1998 to $203,456 at the end of 1998. Available cash on hand at the end of 1999 was $46,680 and $79,388 for the six months ended June 30, 2000.

     The Roumanian economy has been slow to adjust to western free market policies and many sectors, especially the banking sector, have had and continue to have difficulties. As the result, much of our business is conducted on a cash-for-product basis. Purchases and investments were traditionally supported by cash in banks. Only when we decided to build our own distillery, requiring an investment close to $7,000,000, did we seek financing from our principal bank in Timisoara Roumania. However, Bancorex, the bank holding the loan, was declared insolvent by the government of Roumania and we had to negotiate the loan with its successor and the Roumanian government.

     Six Months Ended June 30, 2000 Compared to Six Months Ended June 30, 1999.

     The following discussion should be read in conjunction with our consolidated financial statements and notes thereto for the six months ending June 30, 2000 and June 30, 1999.

     The statements contained in this discussion that are not historical facts are forward looking statements. These forward looking statements are based on current expectations, estimates and projections derived from management's experience of 10 years of operations in its principal markets. Words used in this discussion such as "expects", "believes" and "estimates" are intended to identify such forward looking statements and are not guarantees of future performance. Markets and conditions in our principal area of activity, Romania and adjacent countries, are progressing only slowly as these formerly Communist eastern European nations gradually shift from command to market economies. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward looking statements.

     Our operating results depend primarily on (a) the availability and cost of our principal raw material, which is corn; and (b) the purchasing power of our customers, which is a function of economic reforms and job creation in Romania and eastern Europe.

     Eastern Europe, together with many other countries around the world, has just emerged from a period of severe drought, characterized as a historic 50-year drought. We were able to obtain corn from various sources, but at a substantially higher cost. It is expected that farming will return to normal during the second half of 2000 and corn prices will fall back to their traditional level, although there can be no assurance that this will happen.

     Unlike Poland, Hungary and to a lesser extent the Czech Republic, which have made impressive strides towards market reforms, investments and job creation, Romania has been slower to implement reforms. While it has attracted substantial investments in assembly operations, these assembly operations are of the sewing machine and screwdriver variety, with relatively modest value-added, primarily motivated by low wages. As a result, income and purchasing power have lagged behind other countries in the area.

     Our new distillery, representing a total investment of over seven million dollars, was completed and began operating early in 2000. Only some minor additions and adjustments are still required. The shift of assets from construction-in-progress to property and plant in operation did not result in a major change in total assets year to year.

     Short term bank borrowings are about the same in the current six months as opposed to last year's equivalent period. The major change in liabilities at June 30, 1999 to June 30, 2000 is the result of the successful restructuring of the loan incurred in connection with the purchase and installation of the new distillery. The current portion of the loan is now less than half compared with the previous year. Also, the payable to a related party (our principal shareholder), which accumulated over time because of payments made to vendors on our behalf when hard currency was scarce in Romania, has now been converted to a long term obligation. Trade payables were also reduced appreciably. All of these changes in the financial position resulted in a more favorable current asset to liability ratio at June 30, 2000 as compared to June 30, 1999.

     The additional net income from operations in the first six months of 2000 and a substantial decrease in receivables net of an appreciable reduction of trade payables has resulted in improved cash availability for management at June 30, 2000 as compared to December 31, 1999.

     A substantial portion of the debt incurred in connection with the construction of the distillery has now been repaid or rescheduled and we expect to continue these efforts. We have enjoyed considerable assistance and good will from AVAB, the Romanian bank restructuring agency which assumed responsibility for our loan portfolio when the commercial bank with which we had been dealing for years failed. We believe that there is recognition that we are a major employer, paying decent salaries and providing good working conditions and benefits to our more than 200 employees. We also have a reputation in Romania for being a serious investor, paying our taxes dutifully and being good corporate citizens.

     We believe that improved operations, greater market penetration, more efficient cash management, having our own distillery and therefore our own assured supply of high quality raw material for our products and continued, albeit gradual government reform and improvement in the economy as Romania approaches membership in the European Union will all combine to provide enough liquidity for our normal business operations. In addition, having reduced and restructured our loan portfolio and reduced current obligations, we believe that we will have access to additional financing should the need arise.

     While no assurance can be given that we will continue to receive AVAB's cooperation, our status as a major employer in an area of substantial unemployment and a producer of high quality consumer goods which have a major impact on the state's tax receipts lead us to believe that we will be able to continue making progress in the areas of liquidity and shareholder value.

Results of Operations

     The following discussion relates to our actual operating results for the periods noted.

Comparison of Six Months ended June 30, 2000 and June 30, 1999

     Net sales. Net sales were $2,060,271 for the six months ended June 30, 1999 and $2,221,586 for the six months ended June 30, 2000, an increase of approximately 8%. This modest increase was primarily the result of lagging purchasing power.

     Cost of sales. Cost of sales were $1,157,600 for the six months ended June 30, 1999 and $1,376,325 for the six months ended June 30, 2000, an increase of approximately 18%. This increase was primarily the result of the higher cost of corn.

     Gross Profit. Gross profits were $902,671 for the six months ended June 30, 1999 and $845,261 for the six months ended June 30, 2000, a decrease of approximately 6%. This decrease was primarily the result of increased sales offset by increased cost of sales.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses were $283,704 for the six months ended June 30, 1999 and $311,462 for the six months ended June 30, 2000, an increase of approximately 10%. This increase was primarily the result of the increased expenses associated with the start-up of the new distillery.

     Financial Expenses. Financial Expenses were $45,492 for the six months ended June 30, 1999 and $17,664 for the six months ended June 30, 2000, a decrease of approximately 61%. This decrease was primarily the result of our ability to reschedule certain of our debt repayment obligations.

     Net Income. Net income was $359,475 for the six months ended June 30, 1999 and $466,869 for the six months ended June 30, 2000, an increase of approximately 30%. This increase was primarily the result of more prudent management and a more favorable dollar-to-local currency exchange rate.

Comparison of the years ended December 31, 1999 and December 31, 1998 for S.C. Perfect Renaissance S.R.L., S.C Renaissance S.R.L. and S.C Renaissance Alpha 2000 S.R.L.

     Net sales. Net sales were $5,544,717 in 1998 and $4,689,593 in 1999, a decrease of approximately 15%. This decrease was primarily due to a deep recession in Roumania.

     Cost of sales. Cost of sales were $3,218,066 in 1998 and $2,734,291 in 1999, a decrease of approximately 15%. This decrease was primarily the result of the reduced amount of inventory purchased.

     Gross Profit. Gross profits were $2,326,651 in 1998 and $1,955,302 in 1999, a decrease of approximately 16%. This decrease was primarily the result of reduced net sales and increased expenses connected with completion and startup of our distillery.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses were $577,826 in 1998 and $802,417 in 1999, an increase of approximately 28%. This increase was primarily the result of the increased expenses associated with the start-up of the new distillery.

     Financial Expenses. Financial expenses were $114,732 in 1998 and $50,958 in 1999, a decrease of approximately 56%. This decrease was primarily the result of our ability to reschedule certain of our debt repayment obligations.

     Net Income. Net income was $895,885 in 1998 and $570,623 in 1999 a decrease of approximately 36%. This decrease was primarily the result of reduced net sales and increased expenses connected with completition and start-up of our distillery.

     Total Assets. Total assets increased from $7,657,691 in 1998 to $8,703,061 in 1999, largely attributable to an increase in property, plant and equipment arising from completion of our distillery.

Forward-looking Statements

     When used in this prospectus and in our other filings with the Securities and Exchange Commission, in our press releases and in oral statements made with the approval of one of our authorized executive officers, the words or phrases "will likely result," "plans," "will continue," "is anticipated," "estimated," "expect," "project" or "outlook" or similar expressions (including confirmations by one of our authorized executive officers of any such expressions made by a third party with respect to us) are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties, including but not limited to our limited operating history, our need for additional financing, our ability to continue as a going concern, risks of doing business in Roumania, intense competition, limited advertising budget, dependence upon suppliers and distributors, environmental risks, dependence upon certain key officers, penny stock regulation and no assurance that a public market will develop for our stock, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the factors described in the risk factors section of this prospectus. We undertake no obligation to release publicly revisions we make to any forward-looking statements to reflect events or circumstances occurring after the date of such statements. All written and oral forward-looking statements made after the date of this prospectus and attributable to us or persons acting on our behalf are expressly qualified in their entirety by this discussion.

                                    BUSINESS

Background

     We are a development stage company that, through our operating subsidiaries, is engaged in the production and marketing of Roumanian vodka, flavored vodka and other distilled spirits and liqueurs in Central and Eastern Europe. In addition, we distribute and market watches and other jewelry in Roumania and Central and Eastern Europe. We plan to expand our liquor distribution into Western Europe and the United States.

     We were originally incorporated on March 24, 1999 as a Delaware corporation under the name Allegiance Acquisition Corporation. On July 21, 1999, we changed our name to AJK Perfect Renaissance, Inc. Subsequently, we acquired substantially all the shares of three Roumanian subsidiaries of Ferrand, consisting of:

          o    S.C. Perfect Renaissance, S.R.L.
          o    S.C. Renaissance, S.R.L. and
          o    S.C. Renaissance Alpha 2000, S.R.L.

     Due to a requirement of Roumanian law that Roumanian companies cannot be wholly-owned by foreign nationals, the remaining interest in two of the subsidiaries is owned by Petru Willkovits, our Vice President and a Roumanian national, and the interest in the remaining company is owned by one of the other two companies. For accounting purposes, the subsidiaries will be treated as if wholly owned.

Roumanian Subsidiaries

     Our primary operations are performed by our subsidiary, S.C. Perfect Renaissance, S.R.L. S.C. Perfect Renaissance, S.R.L. purchases the raw materials for our vodka production, oversees the distillation, mixing and bottling operations, ownership of the distillery and bottling plant, lease and purchase of real estate and the marketing and sales of vodka and other products. S.C. Perfect Renaissance, S.R.L. was incorporated on November 11, 1994 as a limited liability company under the laws of Roumania.

     S.C. Renaissance S.R.L was established in Timisoara, Roumania on April 15, 1991, as a limited liability company under the laws of Roumania. It is principally involved in the import, marketing and distribution of digital and analog watches and other jewelry from Asia and around the world.

     S.C. Renaissance Alpha 2000, S.R.L. was incorporated on November 22, 1994 as a limited liability company under the laws of Roumania. It is principally involved in the sale of glassware and ornaments.

Vodka and Other Liquor Operations

     The manufacture of vodka consists mainly of blending alcohol with purified water. Until December 1999, we purchased alcohol from outside vendors, mixed and bottled the vodka, and marketed it in Roumania.

     In December 1999 we began operating our own distillery in Timisoara, Roumania. The Roumania distillery has a capacity of 13,000 liters of grain alcohol per day, using locally grown corn as raw material. We plan to operate the plant approximately 335 days per year, 24 hours a day, with the balance of the time used for maintenance and repair.

     The corn is dry-milled, batch-cooked and fermented using commercially available enzymes and dry yeast. The alcohol distillation process is continuous. The plant operation is mostly manual, given the local supply of inexpensive labor. Operation of the distillery is currently under the training and supervision of Ex-Klar Technologies, Inc., who constructed our distillery, although our personnel are being trained in all phases of the plant's operations, training is expected to continue until the end of 2000 after which time, we intend to assume full responsibility for training and supervision.

     The Fermentation Process

     Corn is stored in four silos, each having a capacity of approximately 585 metric tons, enough for approximately 60 days' operation. A corn receiving area receives the corn from dump trucks at a rate of approximately 7.5 metric tons per hour. Plant consumption is approximately 36 metric tons per day. The corn is cleaned and mechanically milled into meal containing particles not larger than 1/8" in diameter. The meal is weighed for production and inventory control and yield calculations and discharged into cookers, mixed with hot water and enzymes and cooked and agitated into mash. The mash is mixed with yeast and allowed to ferment for approximately 48 hours. Fermentation is exothermic and heat generated during the process must be dissipated.

     The Distillation Process

     After fermentation, the mash, now called beer, is pumped into a continuous distillation unit, which reduces the beer to a concentration of 96% alcohol, while removing impurities known as cogeners. A boiler burning No. 2 fuel oil heats the distillation unit. The waste products from the fermentation cycle, known as stillage, is sold to local farmers as animal feed. We expect to earn approximately $160,000 per year from the sale of stillage. Another by-product of the distillation process is carbon dioxide, which can be marketed to the soft drink industry. We expect to earn approximately $120,000 per year from sale of carbon dioxide. However, some additional equipment is required for the production of carbon dioxide and we do not plan to make this additional investment until the year 2002.

     Additionally, we expect our distillation plant to earn additional revenues from sales of alcohol and by-products to customers in the chemical industry, pharmaceutical industry, cosmetic industry and other producers of alcoholic beverages. However, there can be no assurance that we will be able to establish sales relationships with any other companies, or whether any such relationships will be maintained or be profitable.

     The 96% alcohol is known as neutral alcohol, which is tested to conform to specific chemical analyses such as acidity levels, levels of cogeners, color and odor. The neutral alcohol is then mixed with purified water to make vodka. Our distillation plant includes a water treatment and purification plant purchased from U.S. Filter Corporation.

     Absent unforeseen circumstances, our new distillery has an annual production capacity of approximately 4.3 million liters of neutral alcohol per year. Daily production is approximately 13,000 liters.

     The Finishing and Bottling Process

     After the neutral alcohol is blended with purified water, it is stored in large securely vented storage tanks. From there, batches are pumped over to blending tanks, where the vodka, now cut to 40% alcohol (80 Proof) is either blended with various flavors or fed directly as plain vodka to the bottling plant. We have our own water purification system for blending purposes.

     Flavors include orange, lemon, peach, melon, blackcurrant, strawberry and hot pepper. Test marketing with other flavors is conducted on a regular basis.

     Flavoring agents are purchased on the world market from suppliers such as International Flavors & Fragrances, Inc., Monsanto and Bayer.

     The bottling plant has a capacity of 60 bottles per minute and is fully automatic. The empty bottles are first rinsed and then go to a rotary-filling machine, a capping machine and a labeling machine. They are interconnected by chain conveyors so that the product is never touched by operators.

     After bottling, the product is packed in re-shippers, the same cartons in which the empty bottles are supplied from the glass plant and either conveyed to the plant warehouse, shipped out immediately to satellite warehouses or to distributors. Our warehouse system is fully automated and inventory-controlled.

     Bank Loan for Construction of Our Roumania Distillery

     In 1998, S.C. Perfect Renaissance S.R.L., prior to becoming our subsidiary, entered into an agreement with Ex-Klar Technologies, Inc. for the design, construction, start-up and commissioning of a state-of-the-art distillery with a capacity of 13,000 liters of neutral alcohol per day. The new distillery was completed in late 1999 and began operations in December 1999.

     We entered into a loan agreement with Bancorex which at the time was the principal bank in Timisoara, Roumania, for $3,918,409 to provide funding for the construction of the distillery and ancillary facilities. The loan had a five-year term with an annual interest rate of 14.75%, repayable in semi-annual installments of approximately $435,000 including principal plus accrued interest. The loan was secured by our real property, other fixed assets and inventories.

     In late 1998 Bancorex was declared insolvent by the government of Roumania, which controlled Bancorex, and was taken over by Banca Comerciala Romana controlled by the Roumanian government. The Roumanian government created the Roumanian Bank Restructuring Organization, AVAB, after its initials in the Roumanian language, to handle bank insolvencies. AVAB is similar in concept and organization to the Resolution Trust Corporation created by the United States government at the time of the savings and loan crisis in this country.

         Approximately $1,685,788 of our loan from Bancorex was assigned to AVAB with a monthly repayment schedule and total repayment due by August 31, 2001. We anticipate that the entire loan will be assigned to AVAB with a then-established monthly payment schedule. Under the rules of AVAB, loans assigned to it do not accrue additional interest.

         Vodka Products

         We currently produce ten types of vodka, bottled in four different-sized bottles. We sell unflavored vodka in strengths of 50%, 40% and 33%, and vodkas with flavors of lemon, orange, peach, blackcurrant, melon, strawberry and hot pepper, all 40% strength. Additionally, we sell an oak-aged vodka as "Baron Vodka" and recently introduced a less expensive brand as "Total Vodka". These two varieties of vodka are sold in .5-liter, .7-liter, one-liter and 1.75-liter bottles.

     In addition, we produce seven types of liqueurs: Napoleon 444 brandy, raspberry, chocolate, coffee, cherry, pina colada, and vishniak (a sour cherry brandy). Each liqueur is sold in .7-liter bottles.

     Distribution, Marketing and Sales of Vodka

     Our vodka and other liquor products are marketed throughout Roumania, Central and Eastern Europe, and are sold in shops, mini-markets, restaurants, hotels and bars. We sell through 16 independent, exclusive sales agents and 16 wholesalers, who deal with 47 nonexclusive distributors, employing in turn over 200 agents.

     We are conducting studies to determine the feasibility of setting up our own company-owned distribution centers in selected markets.

     Licenses

     We have also obtained a license to manufacture, bottle and market Bardinet Brandy in Roumania, a product of Cie Bardinet. Cie. Bardinet, Bordeaux, France is an established and well-known producer of Napoleon, VSOP and XO cognacs. Cie. Bardinet supplies certain ingredients to us and closely supervises the manufacture of Bardinet products on our premises.

     Major Competitors

     Major competitors in Central and Eastern Europe include numerous local distillers and bottlers as well as international brands such as Absolut, Finlandia and Smirnoff. If we enter the American market, we will compete with all the major liquor companies doing business in the United States.

     Inventory

     Our distillery has 60 days' worth of stored grain and approximately 20 days' worth of finished, bottled and marketable products. We also keep approximately a 30-day supply of glass bottles and labels, and a 60-day supply of flavorings. In addition, we generally keep approximately a 60-day supply of watches and jewelry.

     Raw Materials

     We purchase our raw materials including corn, grains, bottles, corks, and caps, on the open market from various dealers. We believe that these materials are readily available from various suppliers. We have recently completed the installation of a mile-long gas pipeline to allow us to switch from fuel oil to natural gas.

     Seasonality

Sales of vodka, flavored vodka, distilled spirits and liqueurs are not seasonal in nature except for a slight increase in sales in the fourth calendar quarter around end-of-year holidays.

Operations Relating to the Jewelry and Watch Business

Our primary products are our vodka products, but we also operate a jewelry and watch business primarily through our S.C. Renaissance, S.R.L. and S.C. Renaissance Alpha 2000 subsidiaries. In 1990, after the fall of the communist Ceaucescu regime, Jacob Kieselstein, our president, chief executive officer and chairman, organized our predecessor by setting up a watch and jewelry importing and distribution organization. The principal countries of origin are Japan, Hong Kong, Taiwan, Brazil, Denmark and England. We import and distribute watches under our own name, "Xedox".

Customers are primarily retail shops throughout Roumania, supplied by a network of sales agents and wholesalers of AJK.

Inflation

     We believe that inflation has not had a material impact on our operations to date. Substantial increases in labor, raw materials, transportation and other operating expenses could adversely affect our operations. Europe, particularly Roumania, may experience different economic conditions than the United States.

Patents and trademarks

     Our brand name "Perfect", along with our bottles and labeling, are trademarked in Roumania; the trademark registration is effective for 10 years from issuance of a Certificate of Registration by the State Office of Inventions and Trademarks. The following certificates have been issued in Roumania:

        Certificate No. 24903 issued March 18, 1994 with respect to our name,
          .7 liter bottle and label.
        Certificate No. 28081 issued March 2, 1998 with respect to our name,
          1.75 liter bottle and label.
        Certificate No. 24981 issued May 4, 1995 with respect to our lemon vodka name, bottle and label.
        Certificate No. 27674 issued July 25, 1995 with respect to our orange vodka name, bottle and label.
        Certificate No. 27685 issued November 23, 1996 with respect to our peach vodka name, bottle and label.
        Certificate No. 27852 issued November 20, 1996 with respect to our blackcurrant vodka name, bottle and label.

     We were granted the exclusive right to use the trademark "Perfect" in connection with alcoholic beverages in bottles with various combinations of labels, colors and designs, for an indefinite period of time commencing July 16, 1997, in the Republic of Moldova, by the Ministry of Justice by Certificate No. 17700391 issued June 12, 1997.

     We filed U.S. Trademark Application No. 75/910001 to import, market and advertise alcoholic beverages under the trade name "Perfect Vodka."

Regulation

     Our operations are conducted through our wholly-owned operating subsidiaries, which are limited liability companies incorporated under the laws of Roumania, and are subject to extensive regulation by Roumanian governmental authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of our operations.

     We believe that we are in substantial compliance with applicable laws, rules and regulations. There can be no assurance that laws, rules or regulations will not be adopted in the future which could make compliance much more difficult or expensive, restrict our ability to do business or otherwise adversely affect our business.

     Because our business is highly regulated, the laws, rules and regulations applicable to our business are subject to regular modification and change. There can be no assurance that laws, rules or regulations will not be adopted in the future which could make compliance much more difficult or expensive, restrict our ability to do business, or otherwise adversely affect our business or prospects.

Insurance

     We intend to secure political risk insurance coverage to protect investors from various risks of doing business in Roumania and other former communist countries. The policy will cover confiscation, expropriation, nationalization, non-repossession and transfer risks. Coverage attaches in the event the present government, any succeeding government (whether legally in power or otherwise) or any local authority takes any action which may impair our ability to conduct business. The policy will cover unlawful seizure of the plant and facilities, inability to operate due to uprisings, terrorism, revolution, illegal acts and other action by government authorities which may prevent us from enforcing our rights to run our business. There is no assurance that we will be able to secure such insurance, and if so, in amounts necessary, on terms desirable, to offset an adverse effect from political matters.

     It is intended that the policy also protect investors against government actions which may prevent us from obtaining and remitting dividends, lease payments and interest payments and repatriating capital in U. S. dollars.

     After analyzing and pricing several insurance providers, we have selected Aon Risk Services Inc., Miami, Florida to provide political risk insurance coverage. Aon is one of the largest providers of insurance services in the world. The policy, as bid and offered, provides reimbursement for covered losses up to $25,000,000 under the policy. The annual premium is expected to be approximately $375,000, or 1.5% of the policy amount.

Employees

     We have 200 full-time employees, including our executive officers. We believe our relationship with our employees is satisfactory.

Property

     Our distillery and bottling plant and main offices in Timisoara, Roumania are located in six buildings aggregating 170,834 square feet. In additional to our distillery and bottling plant, we maintain the following warehouse and office space. All cities are in Roumania unless otherwise noted. All properties listed as owned are owned without indebtedness.

                                                                      Expira-
                                              Area         Monthly     tion
   Address                      City       (Sq. Feet)      Rent ($)    Date
-------------------------      ---------    ---------      -------    -------
20 Sulina Street               Timisoara    156,077        Owned      N/A
14 V. Lupu Street              Timisoara      4,962        Owned      N/A
16 V. Lupu Street              Timisoara      9,795        Owned      N/A
122 Drumul Taberei             Bucharest        504        Owned      N/A
8 Tudor Vladimirescu Blvd      Zalau            445        Owned      N/A
6800 Satinleaf Road,
  Suite 104                    Naples, FL        23        $400       None(1)

         (1)  This space is leased on a month-to-month basis.

                              SELLING STOCKHOLDERS

     We are also registering for offer and sale by the holders thereof, the selling securityholders' 1,604,095 shares of common stock.

         The following table sets forth the beneficial ownership of our securities held by each person who is a selling securityholder and by all selling securityholders as a group.

                                                                                         Shares Beneficially
                                            Number of Shares                           Owned After Offering (1)
                                           Beneficially Owned         Number of      ----------------------------
                Name                     Prior to the Offering     Shares Offered    Number of Shares     Percent
----------------------------------       ----------------------    --------------    ----------------     ---------
Iotakappa Capital Corp.(2)                       5,000,000            1,000,000         4,000,000            71.4%
c/o National Corporate Research
615 South Dupont Highway
Dover, Delaware  19901
Jovanda Ltd.                                       250,000              250,000                 0               0%
James M. Cassidy(3)                                125,000              125,000                 0               0%
James McKillop                                     125,000              125,000                 0               0%
Ioan Adrian                                            250                  250                 0               0%
Silvica Aghiorghiesei                                  110                  110                 0               0%
Nicolae Albert                                         150                  150                 0               0%
Nicolae Albu                                           250                  250                 0               0%
Petre Argetoianu                                       150                  150                 0               0%
Constantin Arnautu                                     250                  250                 0               0%
Costel Atanasescu                                      395                  395                 0               0%
Daniel Atanassescu                                     150                  150                 0               0%
Maria Avramica                                         150                  150                 0               0%
Marinela Baciu                                         150                  150                 0               0%
Constantin Badiant                                     190                  190                 0               0%
Emerich Balayti                                        110                  110                 0               0%
Alexandru Balint                                       110                  110                 0               0%
Gheorghe Bancescu                                      250                  250                 0               0%
Marius Banda                                           250                  250                 0               0%
Jeremiah Bar-Joseph                                  5,000                5,000                 0               0%
Iuliana Barlenghea                                     110                  110                 0               0%
Cornel Cristian Barticel                               200                  200                 0               0%
Daniela Becheru                                        150                  150                 0               0%
Tibor Becze                                            200                  200                 0               0%
Simon Bela                                             250                  250                 0               0%
Camella Bengescu                                       200                  200                 0               0%
Edgar Alexandru Bleier                                 190                  190                 0               0%
Liviu Bobarsc                                          150                  150                 0               0%
Ana Boeru                                              190                  190                 0               0%
Clementina Bonea                                       250                  250                 0               0%
Ovidiu Botirca                                         250                  250                 0               0%
Florina Botos                                          150                  150                 0               0%
Emil Brancsik                                          190                  190                 0               0%
Marin Breje                                            285                  285                 0               0%
Dumitru Brisc                                          110                  110                 0               0%
Gianina Brumar                                         110                  110                 0               0%
Florin Bunda                                           110                  110                 0               0%
Rodica Burghelea                                       150                  150                 0               0%
Mircea Buzetoiu                                        150                  150                 0               0%
Ivan Cabrera                                        10,000               10,000                 0               0%
Ioan Chichere                                          110                  110                 0               0%
Violeta Chioreanu(4)                                   515                  515                 0               0%

                                                                                         Shares Beneficially
                                            Number of Shares                           Owned After Offering (1)
                                           Beneficially Owned         Number of      ----------------------------
                Name                     Prior to the Offering     Shares Offered    Number of Shares     Percent
----------------------------------       ----------------------    --------------    ----------------     ---------
Elisabeta Chioteanu                                    250                  250                 0               0%
Liliana Chiu                                           190                  190                 0               0%
Valentin Cioca                                         110                  110                 0               0%
Maria Ciogolea                                         150                  150                 0               0%
Valentin Ciuca                                         200                  200                 0               0%
Gheorghe Cernescu Coman                                110                  110                 0               0%
Minerva Coniac                                         250                  250                 0               0%
Liviu Contiu                                           250                  250                 0               0%
Coca Costiug                                           150                  150                 0               0%
Sara Coon                                              500                  500                 0               0%
Dumitru Cordeanu                                       110                  110                 0               0%
Eugenia Cota                                           150                  150                 0               0%
Mihai Cracana                                          150                  150                 0               0%
Gheorghe Csavossy                                      200                  200                 0               0%
Adrian Cucu                                            110                  110                 0               0%
Ovidiu Curuti                                          110                  110                 0               0%
Christian Alexandru Dacu                               200                  200                 0               0%
Dorina Dambolu                                         200                  200                 0               0%
Lucille DaSilva                                        500                  500                 0               0%
Mihaela Delca                                          250                  250                 0               0%
Mariana Delescu                                        250                  250                 0               0%
Adrian Alex. Dinca                                     190                  190                 0               0%
Ana Dobre                                              110                  110                 0               0%
Veronica Doloiu                                        150                  150                 0               0%
Gheorghe Dumitru                                       110                  110                 0               0%
Emilian Ene                                            250                  250                 0               0%
Yehuda Erlich(4)                                     1,200                1,200                 0               0%
Erika Fabian                                           110                  110                 0               0%
Ionel Farcau                                           110                  110                 0               0%
Klara Feldman                                        1,000                1,000                 0               0%
Oana Felicia                                           500                  500                 0               0%
Keren Gabay                                            800                  800                 0               0%
Pavel Galdos                                           200                  200                 0               0%
Constantin Ganea                                       150                  150                 0               0%
Doina Ganea                                            150                  150                 0               0%
Emanuel Gelber                                       3,500                3,500                 0               0%
Gheorghe Gemes                                         190                  190                 0               0%
Razvan Georgescu                                       150                  150                 0               0%
Niculina Gheata                                        110                  110                 0               0%
Ionel Ghizdaveanu                                      110                  110                 0               0%
Eugenia Lucia Grapa                                    110                  110                 0               0%
Gabriel Grapa                                          110                  110                 0               0%
Cristian Grigore                                       150                  150                 0               0%
Mariana Grigore                                        150                  150                 0               0%
Romica Florea Grigorescu                               110                  110                 0               0%
Tiberiu Hecht                                        1,000                1,000                 0               0%
Ioan Hadti Pop                                         110                  110                 0               0%
Miriam Hirschl                                         250                  250                 0               0%
Cornel Alexandru Hodor                                 200                  200                 0               0%
Dr. Zev Holender                                     1,200                1,200                 0               0%
Robert Holcz                                           110                  110                 0               0%
Ioan Horvat                                            110                  110                 0               0%
Marius Ilie                                            190                  190                 0               0%
Adrian Ilion                                           110                  110                 0               0%
Marinel Ilion                                          110                  110                 0               0%

                                                                                         Shares Beneficially
                                            Number of Shares                           Owned After Offering (1)
                                           Beneficially Owned         Number of      ----------------------------
                Name                     Prior to the Offering     Shares Offered    Number of Shares     Percent
----------------------------------       ----------------------    --------------    ----------------     ---------
Florica Ilion                                          110                  110                 0               0%
Victor Ionescu                                         200                  200                 0               0%
Cristina Jascu                                         110                  110                 0               0%
Dorel Lucian Julean                                    200                  200                 0               0%
Nedal Kaluf                                            250                  250                 0               0%
Eyal Bar-Kayama                                      1,000                1,000                 0               0%
Igal Katsif                                          1,000                1,000                 0               0%
Zsolt Kerekes                                          190                  190                 0               0%
Magdalena Kiss                                         190                  190                 0               0%
Boris Kleynburg                                        500                  500                 0               0%
Arkady Kofman                                          500                  500                 0               0%
Eva Lang                                               150                  150                 0               0%
Constantin Lazar                                       110                  110                 0               0%
Dorina Lazarescu                                       150                  150                 0               0%
Nava Leaker                                          1,000                1,000                 0               0%
Ioana Lenesiu                                          150                  150                 0               0%
Dan Lepadat                                            250                  250                 0               0%
Dalia Levy(4)                                          395                  695                 0               0%
Florentina Lezeu                                       150                  150                 0               0%
Shmueli Lior                                           800                  800                 0               0%
Nicoleta Lucescu                                       250                  250                 0               0%
Alexandru Lungu                                        190                  190                 0               0%
Eva Lupas                                              250                  250                 0               0%
Viorel Lupu                                            150                  150                 0               0%
Fanica Machedon                                        110                  110                 0               0%
Ionut Machedon                                         110                  110                 0               0%
Delia Marganovici                                      110                  110                 0               0%
Cristian Matis                                         110                  110                 0               0%
Aurel Mainea                                           150                  150                 0               0%
Felicia Manase                                         190                  190                 0               0%
Dana Marcela Lupu                                      200                  200                 0               0%
Mircea Maries                                          150                  150                 0               0%
Sinisa Marin                                           150                  150                 0               0%
Camelia Matei                                          250                  250                 0               0%
Vicki Maer                                          30,000               30,000                 0               0%
Robert Maer                                          1,000                1,000                 0               0%
Benjamin Maer                                        1,000                1,000                 0               0%
Iulian Mereuta                                         110                  110                 0               0%
Vasile Miclea                                          110                  110                 0               0%
Stela Micu                                             285                  285                 0               0%
Ioan Miculaiciuc                                       110                  110                 0               0%
Ciprian Mierea                                         110                  110                 0               0%
Ion Mierea                                             150                  150                 0               0%
Maria Militaru                                         110                  110                 0               0%
Maria Milotin                                          110                  110                 0               0%
Remus Mitrica                                          150                  150                 0               0%
Eugen Mocan                                            150                  150                 0               0%
Simona Molnar                                          150                  150                 0               0%
Stefan Molnar                                          150                  150                 0               0%
Josefina Morosan                                       500                  500                 0               0%
Ion Motohon                                            110                  110                 0               0%
Blanca Munteanu                                        150                  150                 0               0%
Gheorghe Muresan                                       150                  150                 0               0%
Laura Muresan                                          150                  150                 0               0%
Gabriel Muscalu                                        150                  150                 0               0%

                                                                                         Shares Beneficially
                                            Number of Shares                           Owned After Offering (1)
                                           Beneficially Owned         Number of      ----------------------------
                Name                     Prior to the Offering     Shares Offered    Number of Shares     Percent
----------------------------------       ----------------------    --------------    ----------------     ---------
Andrei Nagy                                            150                  150                 0               0%
Clara Nagy                                             250                  250                 0               0%
Mirela Nagy                                            150                  150                 0               0%
Emil Neicu                                             250                  250                 0               0%
Angela Negru                                           200                  200                 0               0%
Ionel Nemes                                            200                  200                 0               0%
Lenuta Nicolaescu                                      250                  250                 0               0%
Ana Nicula                                             250                  250                 0               0%
Ovidiu Nicula                                          150                  150                 0               0%
Dan Nistor                                             250                  250                 0               0%
Adrian Noiculescu                                      250                  250                 0               0%
Poliana Oarcea                                         150                  150                 0               0%
Lilia O'Hara                                           500                  500                 0               0%
Thomas O'Hara                                          100                  100                 0               0%
Dennis O'Hara4                                         100                  100                 0               0%
Razvan Ionut Olari                                   1,000                1,000                 0               0%
Pastita Olaru                                          250                  250                 0               0%
Minel Oncio                                            250                  250                 0               0%
Cezar Oprea                                            150                  150                 0               0%
Cosmin Oprea                                           110                  110                 0               0%
Vasile Paceagiu                                        110                  110                 0               0%
Gheorghe Panait                                        250                  250                 0               0%
Vasile Pancec                                          110                  110                 0               0%
Florian Parvu                                          150                  150                 0               0%
Flaviu Pasare                                          110                  110                 0               0%
Ionela Pascaru                                         110                  110                 0               0%
Claudiu Patru                                          110                  110                 0               0%
Bianca Patrul                                          200                  200                 0               0%
Haim Peres                                             500                  500                 0               0%
Anita Petru                                            150                  150                 0               0%
Lajos Piroska                                          200                  200                 0               0%
Marius Poenaru                                         190                  190                 0               0%
Claudiu Pop                                            110                  110                 0               0%
Ramona Pop                                             110                  110                 0               0%
Victor Popean                                          395                  395                 0               0%
Ion Popescu                                            110                  110                 0               0%
Valentin Popescu                                       150                  150                 0               0%
Valeriu Precup                                          95                   95                 0               0%
Olimpia Racasan                                        150                  150                 0               0%
Daniel Ranca                                           110                  110                 0               0%
Daniel Reznick                                         500                  500                 0               0%
Marius Roman                                           150                  150                 0               0%
Ion Rosculescu                                         110                  110                 0               0%
Mioara Rosculescu                                      110                  110                 0               0%
Alina Rostek                                           110                  110                 0               0%
Sorin Rujescu                                          110                  110                 0               0%
Lucian Rusu                                            150                  150                 0               0%
Ana Sabou                                              110                  110                 0               0%
Ioan Salman                                            110                  110                 0               0%
Basel Sakshir                                          250                  250                 0               0%
Catalin Savin                                          250                  250                 0               0%
Marieta Schipor                                        190                  190                 0               0%
Batia Shahar                                         1,000                1,000                 0               0%
Daniela Siclovan                                       110                  110                 0               0%
Mircea Silaghi                                         250                  250                 0               0%

                                                                                         Shares Beneficially
                                            Number of Shares                           Owned After Offering (1)
                                           Beneficially Owned         Number of      ----------------------------
                Name                     Prior to the Offering     Shares Offered    Number of Shares     Percent
----------------------------------       ----------------------    --------------    ----------------     ---------
Emilian Sima                                           150                  150                 0               0%
Alexandru Simion                                       110                  110                 0               0%
Marian Simion                                          110                  110                 0               0%
Gheorghe Sirca                                         200                  200                 0               0%
Nachshon Sobol                                         800                  800                 0               0%
Romeo Somogy                                           150                  150                 0               0%
Corin Soporean                                         150                  150                 0               0%
Dorina Sotter                                          250                  250                 0               0%
Elisabeta Spataru                                      400                  400                 0               0%
Tatiana Stanca                                         150                  150                 0               0%
Georgian Stanciu-Raileanu                              110                  110                 0               0%
Maria Stanclu                                          200                  200                 0               0%
Mihaela Stepan                                         190                  190                 0               0%
Casian Steti                                           150                  150                 0               0%
Victoria Stirbu                                        200                  200                 0               0%
Scumpina Stoia                                         150                  150                 0               0%
Florin Stoica                                          150                  150                 0               0%
Ion Stolojan                                           110                  110                 0               0%
Raimon Stubner                                         150                  150                 0               0%
Violeta Sucio                                          150                  150                 0               0%
Gheorghe Tatar                                         200                  200                 0               0%
Ana Tiran                                              110                  110                 0               0%
Adrian Alex Tiron-Emandi                               190                  190                 0               0%
Eugen Doru Tiuhan                                      110                  110                 0               0%
Marin Todor                                            110                  110                 0               0%
Gheorghe Tulcan                                        150                  150                 0               0%
Rita Umlauf                                            190                  190                 0               0%
Virgil Umlauf                                          190                  190                 0               0%
Lenuta Vancea                                          150                  150                 0               0%
Daniela Vit                                            200                  200                 0               0%
Dragomir Vlaicov                                       110                  110                 0               0%
Yosi Weg                                               110                  110                 0               0%
Andrei Willkovits                                      150                  150                 0               0%
Vlad Willkovits                                        190                  190                 0               0%
Haim Yohai                                             250                  250                 0               0%
Baluta Wylli                                           600                  600                 0               0%
Crina Zdravcu                                          250                  250                 0               0%
David Zublin                                         1,000                1,000                                 0%
                                                 ---------            ---------         ---------            -----
                  Total                          5,604,095            1,604,095         4,000,000            71.4%

-------------------------------------------------------------------------------

(1) Assumes all shares registered will be sold (except for Iotakappa Capital Corp., which is only registering for resale 1,000,000 of its 5,000,000 shares) and assumes the maximum sale of 600,000 shares offered by us.

(2) Mr. Kieselstein, our president, chief executive officer and chairman, is the sole beneficial owner of Iotakappa Capital Corp., a Delaware corporation, and may be deemed the beneficial owner of the shares being registered for sale by it. Iotakappa owns an aggregate of 5,000,000 shares of our common stock of which 1,000,000 are being registered herein for sale. Iotakappa purchased these shares as of September 22, 2000 from Ferrand, which is also wholly-owned by Mr. Kieselstein.

(3)      Our former legal counsel.

(4)      One of our officers or directors.

                              PLAN OF DISTRIBUTION

Arbitrary Determination of Offering Price

     The initial offering price of the shares being offered have been determined arbitrarily by us. Among the factors considered were our potential operations, current financial conditions and financial requirements, estimates of our business potential and prospects, prospects for the Roumanian economic improvement, the general condition of the equities market, and other factors.

Limited State Registration

     We will qualify or register the sale of the shares being offered by us in a limited number of states. We will not accept subscriptions from investors residing in other states.

Sale of the Shares By Us

     The shares are being offered on a direct participation basis through our officers and directors. We anticipate that our executive officers will primarily sell the shares. No sales commission will be paid to any officer or director. Executive officers and directors plan to execute our orders to sell our shares under this prospectus prior to the sale of our shares owned by such executive officers and directors.

     We will pay all expenses incurred in connection with the offer and sale of our shares by our officers and directors. The officers and directors are relying on Rule 3a4-1 of the Exchange Act as a "safe harbor" from registration as a broker-dealer in connection with the offer and sales of the shares.

     All proceeds raised in the offering will be held by Continental Stock Transfer & Trust Company, as escrow agent, in a non-interest bearing account until the minimum is reached. If the minimum offering is not reached within six months from the date of this prospectus all funds will be returned without interest and the offering will be terminated. If the minimum offering is achieved by six months from the date of this prospectus, the proceeds will be released to us. Thereafter, sales will continue at our sole discretion until the earlier of the date the maximum offering is achieved, or six months from the date of this prospectus, unless we decide to further extend the offering for an additional three months, at our sole discretion without notice to investors and potential subscribers.

Sale of the Selling Stockholder Shares

     Each selling stockholder is free to offer and sell his or her common shares at such times, in such manner and at such prices as he or she may determine. The types of transactions in which the common shares are sold may include transactions in the over-the-counter market (including block transactions), negotiated transactions, the settlement of short sales of common shares or a combination of such methods of sale. The sales will be at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling stockholders have advised us that they have not entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. The selling stockholders do not have an underwriter or coordinating broker acting in connection with the proposed sale of the common shares.

     The selling stockholders may sell their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. They may also receive compensation from the purchasers of common shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Each selling stockholder and any broker-dealer that assists in the sale of the common stock may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Any commissions received by such broker-dealers and any profit on the resale of the common shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions. The selling stockholders may agree to indemnify broker-dealers for transactions involving sales of the common stock against certain liabilities, including liabilities arising under the Securities Act.

     Because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act, the selling stockholders will be subject to prospectus delivery requirements.

     We have informed the selling stockholders that the anti-manipulation rules of the SEC, including Regulation M promulgated under the Securities Exchange Act of 1934, may apply to their sales in the market and have provided the selling stockholders with a copy of such rules and regulations.

     Selling stockholders also may resell all or a portion of the common shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

     We are responsible for all costs, expenses and fees incurred in registering the shares offered hereby. The selling stockholders are responsible for brokerage commissions, if any, attributable to the sale of such securities.

     Rule 701 under the Securities Act of 1933 permits resales of shares of common stock that were acquired by our employees, officers, directors or consultants under a written compensatory benefit plan or contract prior to the consummation of this offering or that were acquired upon the exercise of stock options granted prior to the closing of this offering. Rule 701 provides that non-affiliates may sell rule 701 shares in reliance on Rule 144 without compliance with the holding period, public information, volume limitation or notice provisions of Rule 144. Affiliates may sell rule 701 shares without complying with the one-year holding period requirement. No rule 701 shares may be sold until 90 days after the date of this prospectus.

                                   MANAGEMENT

Officers and Directors

     The following table sets forth certain information with respect to our directors, executive officers and key consultants:

   Name                   Position
   ----                   --------
   Jacob Kieselstein      President, Chief Executive Officer and Chairman
   Petru Willkovits       Vice President and Manager, Watch and Jewelry Division
   Violeta Chioreanu      Financial Manager
   Curtis J. Sittenfeld   Secretary
   Kochava Kieselstein    Director
   Yehuda Erlich          Director
   Dalia Levy             Director
   Dr. Zvi Yadin          Director

     Jacob Kieselstein, 53, founded the predecessor to AJK in Roumania in 1991. He has been involved in marketing and foreign trade for almost 30 years in Roumania and in Israel. Since 1990, he was the founder and president of AJK Kieselstein Chain Stores Ltd., an Israel chain of jewelry and watch stores no longer active. Mr. Kieselstein is a 33%-stockholder of Renaissance Perfect, a Moldovan company that distributes our products. Mr. Kieselstein is the sole owner of Iotakappa Capital Corp., our majority stockholder. Mr. Kieselstein studied industrial psychology, economics, finance, accounting and industrial management at Bar-Ilan University in Ramat-Gan, Israel and at the Israeli School for Production and Management. Mr. Kieselstein attained the rank of Captain in the Israeli Defense Forces.

     Petru Willkovits, 49, has been with AJK and our predecessors since 1992. From 1975 until 1989, Mr. Wilkovits worked primarily in the areas of plant maintenance and transportation. Mr. Willkovits received a Bachelor of Science degree in Mechanical Engineering from the Traian Vula Polytechnic Institute in Timisoara, Roumania and completed graduate work in alcohol distillation technology in Louisville, Kentucky. Mr. Willkovits is a reserve captain in the Roumanian Army.

     Violeta Chioreanu, 49, has been the financial manager of AJK and our predecessor companies since inception in 1992. Ms. Chioreanu is a graduate of the Economic Academy in Bucharest, Roumania and subsequently completed post-graduate high economic studies at Timisoara University in the area of cost studies.

     Curtis J. Sittenfeld, 68, was appointed secretary in 2000. Mr. Sittenfeld has been president of TechProjects International, Inc., an international project-development consulting firm in Aventura, Florida since April 1993. Prior to forming TechProjects International, Mr. Sittenfeld was Executive Director of the Bolinvest Export and Investment Promotion Project underwritten by the United States Agency for International Development from 1989 to 1993. From 1970 to 1989 he was President of I.R.A.S. Development Corp. and Techno-Design Ltd., a NASDAQ-listed international engineering and construction company. From 1955 to 1970 he was President and Chief Executive Officer of National Filter Corporation, a manufacturer of machinery for the food and beverage industries. Mr. Sittenfeld has a Bachelor of Science degree in Engineering and Economics from the University of Pennsylvania and has taken graduate courses in Economics and Business Administration at City College of New York and in International Negotiations from the Wharton School of Business, part of the University of Pennsylvania. Mr. Sittenfeld is also a member of the American Chemical Society, the American Society of Agricultural Engineers, the New York Academy of Sciences, the International Wood Products Association, the Korean War Veterans Foundation and was listed in Who's Who in Finance and Industry (22nd ed.). He is the author of four articles published between 1953 and 1991.

     Kochava Kieselstein, 50, has been a director since 2000. Mrs. Kieselstein has been a high school teacher at the Ironi "D" High School in Tel Aviv, Israel. Ms. Kieselstein received a Bachelor of Arts in history and literature from Bar-Ilan University in Ramat-Gan, Israel. Ms. Kieselstein is the wife of Jacob Kieselstein.

     Yehuda Erlich, 52, has been a director since 2000. Mr. Erlich is a certified public accountant in Ramat-Gan, Israel and is also a principal in Erlich Investments & Counseling Ltd. and in Erlich Real Estate Ltd. In addition, Mr. Erlich is a director of Gazit Inc., a company listed on the Israel Stock Exchange, Atarim Co. and Chalamish Co., companies that are each wholly-owned by the Israeli government. Mr. Erlich earned his bachelor's degree and a Masters in Business Administration from the University of Tel Aviv, Israel, and is a member of the Israel Institute of Certified Public Accountants.

     Dalia Levy 52, has been a director since 2000. Ms. Levi has been the office manager of Perfect Renaissance and its predecessors since 1985. Ms. Levi attended the Management Center of Bar-Ilan University in Bar-Ilan, Israel.

     Dr. Zvi Yadin, 50, has been a director since 2000. Dr. Yadin has been the Clinic Director at the FEGS Mental Health Center in Far Rockaway, New York since 1992. Dr. Yadin earned Ph.D degrees from Bar-Ilan University, Bar-Ilan, Israel (in Hebrew literature), and Adelphi University, Garden City, New York (in clinical psychology) and has a post-doctoral diploma (in psychoanalysis) from Adelphi. Dr. Yadin is a member of the American Psychological Association and the American Board of Psychological Specialties and is the author of three articles published in the ASPP newsletter.

     All directors hold office until the next annual meeting of stockholders and until their successors are elected. Officers are elected to serve, subject to the discretion of the board of directors, until their successors are appointed.

                             EXECUTIVE COMPENSATION

      Name and                                                  Other Annual
  Principal Position                Year    Salary($)  Bonus($) Compensation
  ------------------                ----    ------     -----    ------------
Jacob Kieselstein                    1999   120,000    20,000    60,000(1)
     Chairman, President and         1998   120,000    12,000    60,000
     Chief Executive Officer         1997   120,000      --      60,000

Petru Willkovits                     1999    14,000     3,000    10,000(2)
     Vice President and Manager,     1998    14,000     3,000    10,000
     Watch and Jewelry Division      1997    14,000     2,000    10,000

Violeta Chioreanu                    1999     8,000       750     4,000(3)
     Financial Manager               1998     8,000       650     4,000
                                     1997     8,000       500     4,000

Curtis J. Sittenfeld                 1999         0         0    67,500(4)
     Secretary                       1998         0         0         0
                                     1997         0         0         0

------------------------------------------------

(1) Consisting of benefits, including health insurance, home leave and travel allowance.

(2)  Consisting of benefits, including health insurance.

(3) Consisting of benefits, including health insurance and child care allowance.

(4) Mr. Sittenfeld is the president of TechProjects International, Inc. which has received consulting fees totaling $7,500 per month since April 1999.

Employment Agreements

     We have not entered into any employment agreements with our executive officers or other employees to date. We may enter into employment agreements with them in the future.

Indemnification of Officers, Directors, Employees and Agents

     Our certificate of incorporation and by-laws provide that we shall indemnify, to the fullest extent permitted by law, all directors, officers and employees.

     Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers provided that this provision shall not eliminate or limit the liability of a director for any breach of the director's duty of loyalty to the corporation or its stockholders; for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; Under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the General Corporation Law of the State of Delaware; or for any transaction from which the director derived an improper personal benefit.

     The Delaware General Corporation Law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, vote of stockholders or otherwise.

     The effect of the foregoing is to require us to indemnify the officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

     INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933, MAY BE PERMITTED FOR DIRECTORS, OFFICERS OR PERSONS CONTROLLING AJK PURSUANT TO THE FOREGOING PROVISIONS, OR OTHERWISE AJK HAS BEEN ADVISED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION THAT SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN SUCH ACT AND IS, THEREFORE, UNENFORCEABLE.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information as of the effective date of this prospectus regarding the beneficial ownership of our common stock by each officer and director and by each person who owns in excess of five percent of our common stock.

                                          Shares of Common Stock
                                            Beneficially Owned                     Shares Beneficially
                                        Prior to the Offering (1)               Owned After Offering (2)
                                      ------------------------------         --------------------------------
    Name, Position and Address        Number of Shares       Percent        Number of Shares         Percent
------------------------------        ----------------       -------        ----------------         --------
Iotakappa Capital Corp.                     5,000,000          89.2%            4,000,000              64.5%
c/o National Corporate Research
615 South Dupont Highway
Dover, Delaware  19901

Jacob Kieselstein                           5,000,000(3)       89.2%           4,000,000(3)            64.5%
  Chairman, President, and
  Chief Executive Officer
Petru Willkovits                                    0(4)         *                  0                    *
  Vice President and Plant Manager
Violeta Chioreanu                                 395            *                  0                    *
  Financial Manager
Curtis Sittenfeld                                  __            __                 __                  __
  Secretary
Kochava Kieselstein                         5,000,000(3)       89.2%           4,000,000(3)            64.5%
  Director
Yehuda Erlich                                   1,200            *                  0                    *
  Director
Dalia Levy                                        395            *                  0                    *
  Director
Dr. Zvi Yadin                                       0            *                  0                    *
  Director
All officers and directors                  5,001,990          89.3%            4,000,000              64.5%
as a group (8 persons)


---------------------------------------------------------
*    Less than 1 percent

(1)  Based upon 5,604,095 shares outstanding.

(2) Assumes maximum number of shares registered will be sold for an outstanding amount of 6,204,095.

(3) Represents 5,000,000 shares owned by Iotakappa Capital Corp., a Delaware corporation of which Jacob Kieselstein is the sole beneficial owner. Kochava Kieselstein is the wife of Mr. Kieselstein. Of the 5,000,000 shares owned by Iotakappa, 1,000,000 are being offered for sale pursuant to this prospectus.

(4) Mr. Willkovits is the owner of a small minority of the social capital of two of our Roumanian subsidiaries, but Mr. Willkovits is not the owner of any shares of our common stock.

                              CERTAIN TRANSACTIONS

     We distribute our products to parties affiliated with AJK and Jacob Kieselstein, our president, chairman and chief executive officer. In 1999, we sold $255,793 in products to Impex Renaissance S.R.L., a company incorporated in Roumania, which is dedicated to the distribution of vodka in the Roumanian county of Moldavia. In 1998, we sold $836 and $255,793, respectively, in products to Impex. Impex is 90% owned by AJ Kieselstein & Company, Ltd., a company controlled by Mr. Kieselstein and 10% owned by Mrs. Eugenia Willkovits, wife of Mr. Petru Willkovits who serves as one of our executive officers. Also in 1999, we sold $76,511 in liquor to Renaissance Perfect Chisinau, a Moldavian company 33% owned by Mr. Kieselstein. In 1998, we sold $141,885 in liquor to Renaissance Perfect.

     We owe $858,934 to Ferrand which is beneficially owned by Jacob Kieselstein, our president, chief executive officer and chairman. Ferrand was formerly the majority stockholder of our Roumanian subsidiaries until their acquisition by us. Prior to 1999 it was not possible for Roumanian companies to obtain the foreign currency necessary to import raw materials. Ferrand loaned us the foreign currency necessary to do so. As part of the acquisition of the Roumanian subsidiaries from Ferrand it agreed to convert the $858,934 in debt into a deferred receivable which is carried on our books as long-term debt. We also owe $44,150 to AJK Israel, a company also under the control of Jacob Kieselstein. This debt was incurred when AJK Israel loaned us foreign currency to purchase bottle labels. This debt is reflected on our financial statements as a current payable.

     Ferrand recently transferred all of its shares of our common stock to our current majority stockholder, Iotakappa Capital Corp., a Delaware corporation. Both Ferrand and Iotakappa are wholly-owned companies of Jacob Kieselstein.

     Curtis Sittenfeld is the president of TechProjects International, Inc. which receives $7,500 per month in consulting fees from us pursuant to an agreement dated as of June 1, 1999. In each of 1999 and for the nine months ended September 30, 2000, Mr. Curtis Sittenfeld received $67,500 in compensation for consulting services rendered to us.

     Our officers and directors have participated in and may continue to participate in other entities which engage in activities similar to our activities. Conflicts of interest may arise as a result of such officers' or directors' involvement with other ventures which may compete directly or indirectly with us. There is no assurance that such conflicts will always be resolved in our best interest.

                            DESCRIPTION OF SECURITIES

Authorized Capital

     The total number of authorized shares of our common stock is one hundred million shares, par value of $.0001 per share, and twenty million shares of non-designated preferred shares, par value of $.0001 per share.

Incorporation

     We were incorporated under the laws of the state of Delaware in 1999 under the name Allegiance Acquisition Corporation. On July 21, 1999, we changed our name to AJK Perfect Renaissance, Inc. Our certificate of incorporation, by-laws and corporate governance, including matters involving the issuance, redemption and conversion of securities, are subject to the provisions of the Delaware General Corporation Law, as amended and interpreted from time to time.

Common Stock

     Immediately prior to the consummation of this offering, we had 5,604,095 shares of common stock are outstanding.

     Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the board of directors in its discretion from funds legally available therefor. In the event of a liquidation, dissolution or winding up the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. All of the outstanding shares of common stock are, and the shares of common stock offered pursuant to this offering will be, when issued and delivered, fully paid and non-assessable.

     Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock.

     All outstanding shares of common stock are validly issued, fully paid and nonassessable, and all shares to be sold and issued as contemplated hereby will be fully paid and nonassessable when sold in accordance with the terms hereof and pursuant to a valid and current prospectus. Our board of directors is authorized to issue additional shares, on such terms and conditions and for such consideration as the board may deem appropriate without further stockholder action.

Noncumulative Voting

     Each holder of common stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Shares of common stock do not have cumulative voting rights. The holders of more than 50 percent of the shares voting for the election of directors can elect all the directors if they choose to do so, and, in such event, the holders of the remaining shares will not be able to elect any person to the board of directors.

Penny Stock Regulation

     The offering price of our common stock has been arbitrarily determined by us. If a market for our common stock develops and is maintained, falls below $5.00 per share, then our common stock may be considered "penny stock". Penny stocks generally are equity securities with a price of less than $5.00 per share other than securities registered on certain national securities exchanges or quoted on the Nasdaq Stock Market, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. Our securities may be subject to "penny stock" rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $ 200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prescribed by the Securities and Exchange Commission related to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our securities.

Preferred Stock

     We do not have any shares of preferred stock outstanding. In accordance with our certificate of incorporation, in the case of voluntary or involuntary liquidation, dissolution or winding up, holders of shares of preferred stock are entitled to receive the liquidation preference before any payment or distribution is made to the holders of common stock or any other series or class of our stock hereafter issued that ranks junior as to liquidation rights to the preferred stock, but holders of the shares of the preferred stock will not be entitled to receive the liquidation preference of such shares until the liquidation preference of any other series or class of our stock hereafter issued that ranks senior as to liquidation rights to the preferred stock has been paid in full. The holders of preferred stock and all series or classes of our stock hereafter issued that rank on a parity as to liquidation rights with the preferred stock are entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution (after payment of the liquidation preference of the senior liquidation stock) which is not sufficient to pay in full the aggregate of the amounts payable thereon. After payment in full of the liquidation preference of the shares of the preferred stock, the holders of such shares will not be entitled to any further participation in any distribution of our assets. Neither a consolidation or merger with another corporation, nor a sale or transfer of all or part of our assets for cash, securities or other property will be considered a liquidation, dissolution or winding up.

     The board of directors is authorized to provide for the issuance of additional shares of preferred stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by the stockholders. Any shares of preferred stock so issued would have priority over the common stock with respect to dividend or liquidation rights. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. At present, we have no plan to issue any further preferred stock or adopt any further series, preferences or other classification of preferred stock.

Additional Information Describing Stock

     The above descriptions concerning our stock do not purport to be complete. Reference is made to our certificate of incorporation and by-laws which are included in the Registration Statement of which this Prospectus is a part and which are available for inspection at our offices. Reference is also made to the applicable statutes of the State of Delaware for a more complete description concerning rights and liabilities of stockholders.

Admission to Quotation on the NASD OTC Bulletin Board

     We intend to apply for quotation of our securities on the NASD OTC Bulletin Board. If a market maker does not sponsor our securities, our securities will be quoted in the daily quotation sheets of the National Quotation Bureau, Inc., commonly known as the "pink sheets". We believe, however, that our common stock will be quoted on the NASD OTC Bulletin Board.

     If our securities are not quoted on the NASD OTC Bulletin Board, a securityholder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our securities. The over-the-counter market differs from national and regional stock exchanges in that it:

     o is not cited in a single location but operates through communication of bids, offers and confirmations between broker-dealers; and

     o securities admitted to quotation are offered by one or more broker-dealers rather than the "specialist" common to stock exchanges.

     To qualify for quotation on the NASD OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor such a company listing. If such market maker meets the qualifications for trading securities on the NASD OTC Bulletin Board our securities will trade on the NASD OTC Bulletin Board.

     Following the completion of this offering, certain broker-dealers may be the principal market makers for the securities offered hereby. Under these circumstances, the market bid and asked prices for the securities may be significantly influenced by decisions of the market makers to buy or sell the securities for their own account. No assurance can be given that any market making activities, if commenced, will be continued. Additionally, certain broker-dealers may engage in passive market making transactions in our common stock in accordance with Rule 103 of Regulation M.

Market for Our Shares

     No public market exists for our shares. There are no outstanding options, options to purchase or securities convertible into shares, which are not being registered hereby. We have not agreed with any stockholders, to register their shares for sale, other than for this registration. We do not have any other public offerings in process or proposed.

Transfer Agent

     We will apply to Continental Stock Transfer & Trust Company, New York, to act as transfer agent for our securities.

Reports to Stockholders

     We will furnish to holders of our common stock annual reports containing audited financial statements examined and reported upon, and with an opinion expressed by, an independent certified public accountant. We may issue other unaudited interim reports to its stockholders as it deems appropriate.

                                  LEGAL MATTERS

Legal Proceedings

     We are not a party to any litigation and management has no knowledge of any threatened or pending litigation against us.

     Our subsidiaries are limited liability companies incorporated under the laws of Roumania. Doing business in Roumania is highly structured and bureaucratic. Each Roumanian company's certificate of incorporation must set out exactly what it can and cannot do, who its stockholders are, what its capitalization is, locations in which it is doing business, and other ordinary activities. Changes in this information must in many instances be reflected in an official filing, approved by judicial decree sometimes reflected as a "judgment."

Legal Opinion

     Graubard Mollen & Miller, New York has given its opinion as attorneys-at-law that the common stock, when issued pursuant to the terms hereof will be fully paid and non-assessable. Graubard Mollen & Miller, New York has passed on the validity of the securities being issued but purchasers of the securities offered by this prospectus should not rely on Graubard Mollen & Miller, New York with respect to any other matters.

                                     EXPERTS

     The financial statements for the year ended December 31, 1999 have been included in reliance upon the report of Weinberg & Company, P.A., certified public accountants, and upon the authority of such firm as expert in accounting. The consolidated financial statements for the three Roumanian subsidiaries for the years ended December 31, 1998 and December 31, 1999 have been included in reliance upon the report of Arthur Anderson & Co., certified public accountants.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, certain items of which are omitted in accordance with the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete and in each instance reference is made to the copy of such contract or documents filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding us and the securities offered under this prospectus, we refer you to the registration statement and such exhibits and schedules which may be obtained from the SEC at its principal office in Washington, D.C. upon payment of the fees prescribed by the SEC or over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

                          AJK PERFECT RENAISSANCE, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
   Independent Auditors' Report, Boca Raton Florida......................   40

   Balance Sheet As Of December 31, 1999.................................   41

   Statement of Operations for the Period from March 24, 1999
    (Inception) to December 31, 1999....................................    42

   Statement of Changes In Stockholders' Equity for the Period
    from March 24, 1999 (Inception) to December 31, 1999................    43

   Statement of Cash Flows for the Period from March 24, 1999
    (Inception) to December 31, 1999....................................    44

   Notes to Financial Statements as of December 31, 1999................    45

   Independent Auditors' Report of S.C. Perfect Renaissance S.R.L.;
        S.C. Renaissance S.R.L.; and S.C. Renaissance Alpha 2000 S.R.L.,
        Bucharest, Roumania (collectively, the "Subsidiaries")..........    48

   Combined Balance Sheets as of December 31, 1999 and 1998.............    49

   Combined Statement of Income for the Subsidiaries for the
        Years Ended December 31, 1999 and 1998..........................    50

   Combined Statement of Changes in Stockholders' Equity of the
        Subsidiaries for the Years Ended December 31, 1999 and 1998.....    51

   Combined Statement of Cash Flows of the Subsidiaries
        for the Years Ended December 31, 1999 and 1998..................    52

   Notes to Combined Financial Statements of Subsidiaries as of and
        for the Years Ended December 31, 1999 and 1998..................    53

   Consolidated and Combined Balance Sheets (Unaudited)
        as of June 30, 2000 and June 30, 1999...........................    72

   Consolidated and Combined Statement of Income (Unaudited) for the Six and Three Months Ended June 30, 2000 and June 30, 1999. 73

   Consolidated and Combined Statement of Cash Flows (Unaudited)
        for the Six Months Ended June 30, 2000 and June 30, 1999.......     74

   Notes to Consolidated Financial Statements as of June 30, 2000......     75

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of:
 AJK Perfect Renaissance
 (A Development Stage Company)

We have audited the accompanying balance sheet of AJK Perfect Renaissance, Inc. (a development stage company) as of December 31, 1999 and the related statements of operations, changes in stockholders' equity and cash flows for the period from March 24, 1999 (inception) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of AJK Perfect Renaissance, Inc.(a development stage company) as of December 31, 1999, and the results of its operations and its cash flows for the period from March 24, 1999 (inception) to December 31, 1999 in conformity with generally accepted accounting principles.

                                                 WEINBERG & COMPANY, P.A.


Boca Raton, Florida
April 5, 2000 (Except for Note 3
as to which the date is May
5, 2000 and September 29, 2000)

                          AJK Perfect Renaissance, Inc.
                          (A DEVELOPMENT STAGE COMPANY)
                                  BALANCE SHEET
                             AS OF DECEMBER 31, 1999
                          ------------------------------


     The following are the audited financial statements of AJK as of and at December 31, 1999.


                                     ASSETS


Cash                                                        $              50
                                                            -----------------
TOTAL ASSETS                                                $              50
------------                                                =================

                      LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES                                                 $               -
STOCKHOLDERS' EQUITY
    Preferred Stock, $.0001 par value, 20 million
         shares authorized, none issued and
         outstanding                                                        -
    Common Stock, $.0001 par value, 100 million
         shares authorized, 500,000 issued and
         outstanding                                                       50
    Additional paid-in capital                                            535
    Deficit accumulated during development state                         (535)
                                                              ---------------

         Total Stockholders' Equity                                        50
                                                              ---------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                   $             50
------------------------------------------                   ================










                 See accompanying notes to financial statements.

                          AJK PERFECT RENAISSANCE, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                             STATEMENT OF OPERATIONS
                       FOR THE PERIOD FROM MARCH 24, 1999
                        (INCEPTION) TO DECEMBER 31, 1999
                       -----------------------------------

Income                                                     $                -
Expenses
     Organization expense                                  $              535
                                                           ------------------
Total expenses                                                            535
                                                           ------------------
NET LOSS                                                   $            (535)
--------                                                   ==================
     Net loss per share                                    $           (.001)
                                                           ==================
     Weighted average shares outstanding
        during the period                                            500,000
                                                           ==================




                 See accompanying notes to financial statements.

                          AJK PERFECT RENAISSANCE INC.
                          (A DEVELOPMENT STAGE COMPANY)
                             STATEMENT OF CHANGES IN
                              STOCKHOLDERS' EQUITY
                       FOR THE PERIOD FROM MARCH 24, 1999
                        (INCEPTION) TO DECEMBER 31, 1999
                       ----------------------------------


                                                                             Deficit
                                            Common Stock      Additional   Accumulated
                                        --------------------   Paid-In     During Develop-
                                        Shares       Amount    Capital     ment Stage        Total
                                        ---------  ---------   ---------   --------------- --------
Common stock issuance                   5,000,000  $     500   $    -      $       -       $   500

Redemption of common stock             (4,500,000)      (450)       -              -          (450)

Expenses contributed by stockholder            -           -       535             -           535

Net loss for the period ended                  -           -        -           (535)         (535)
   December 31, 1999
                                       ----------  ---------   -------     ---------       -------
BALANCE AT DECEMBER 31, 1999              500,000  $      50   $   535     $    (535)      $    50
                                       ==========  =========   =======     =========       =======




              See accompanying notes to financial statements.

                          AJK PERFECT RENAISSANCE, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                             STATEMENT OF CASH FLOWS
                       FOR THE PERIOD FROM MARCH 24, 1999
                        (INCEPTION) TO DECEMBER 31, 1999
                       ----------------------------------


CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                       $    (535)
Adjustment to reconcile net loss to net cash used by
 operating activities:
Capitalized expenses                                                  535
                                                               ----------
  Net cash used in operating activities

CASH FLOWS FROM INVESTING ACTIVITIES

CASH FLOWS FROM FINANCING ACTIVITIES:

  Proceeds from issuance of common stock - net                         50
                                                               ----------
Net cash provided by financing activities                              50
                                                               ----------
INCREASE IN CASH AND CASH EQUIVALENTS                                  50

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD                        -
                                                               ---------
CASH AND CASH EQUIVALENTS - END OF PERIOD                      $       50
                                                               ==========




         See accompanying notes to financial statements.

                          AJK PERFECT RENAISSANCE, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                             AS OF DECEMBER 31, 1999

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A.   Organization and Business Operations

          Allegiance Acquisition Corporation (a development stage company) was incorporated in Delaware on March 24, 1999 to serve as a vehicle to effect a merger, exchange of capital stock, asset acquisition or other business combination with a domestic or foreign private business. Effective July 1, 1999 the board of directors and Stockholder changed the Company's name to AJK Perfect Renaissance, Inc. ("The Company"). At December 31, 1999, the Company had not yet commenced any formal business operations, and all activity to date relates to the Company's formation and proposed fund raising. The Company's fiscal year end is December 31.

          The Company's ability to commence operations is contingent upon its ability to identify a prospective target business and raise the capital it will require through the issuance of equity securities, debt securities, bank borrowings or a combination thereof. (See Note
          5)

     B.   Use of Estimates

          The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     C.   Cash and Cash Equivalents

          For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     D.   Income Taxes

          The Company accounts for income taxes under the Financial Accounting Standards Board of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("Statement 109"). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. There were no current or deferred income tax expense or benefits due to the Company not having any material operations for the period ended December 31, 1999.

     E.   Earnings Per Shares

          Net loss per common share for the period ended December 31, 1999 is computed based upon the weighted average common shares outstanding as defined by Financial Accounting Standards No. 128, "Earnings Per Share". In computing weighted average shares the redemption of shares discussed in Note 2(B) has been treated as a retroactive recapitalization at inception.

NOTE 2 -- STOCKHOLDERS' EQUITY

     A.   Preferred Stock

          The Company is authorized to issue 20,000,000 shares of preferred stock at $.0001 par value, with such designations, voting and other rights and preferences as may be determined from time to time by the board of directors.

     B.   Common Stock

          The Company is authorized to issue 300,000,000 shares of common stock at $.0001 par value. The Company originally issued 4,750,000 shares of its common stock to Pierce Mill Associates, Inc. and 125,000 shares each to James McKillop and James Cassidy pursuant to Rule 506 for an aggregate consideration of $500. On May 20, 1999, Pierce Mill Associates, Inc. transferred 250,000 of its shares in the Company to Jovanda Ltd. for $25. On August 1, 1999, the Company redeemed 4,500,000 shares of its common stock from Pierce Mill Associates, Inc. for $450.

     C.   Additional Paid-In Capital

          Additional paid-in capital at December 31, 1999 represents the fair value of the amount of organization costs incurred by a stockholder on behalf of the Company.

NOTE 3 -- AGREEMENT


          On May 20, 1999, Perfect Renaissance, Ltd. entered into an agreement with TPG Capital Corporation ("TPG") (see Note 4) to effect transactions intended to merge or otherwise combine Perfect Renaissance with the Company and for other related matters. Perfect Renaissance was the name used by the parties to the agreement to refer to the three operating subsidiaries of the Company before they were acquired by the Company. The agreement calls for TPG to provide services for the Company. Upon execution of the agreement $25,000 was paid to TPG. The Company maintains TPG never provided services under the agreement. Accordingly, the Company believes that the agreement has been terminated with no obligation remaining to any party.


NOTE 4 -- RELATED PARTIES

          Legal counsel to the Company is a firm owned by a stockholder/director of the Company who also owns a controlling interest in the outstanding stock of Pierce Mill Associates and TPG.

NOTE 5 -- SUBSEQUENT EVENTS

          On May 5, 2000, the Company has completed an Asset Purchase Agreement with Ferrand Investment Limited ("Ferrand"), a British Virgin Islands holding corporation that owned the Perfect Renaissance Roumanian companies.

          Under the terms of the Agreement, Ferrand transferred assets consisting of all of its rights, title and interests in the Roumanian companies to the Company in exchange for 5,000,000 shares of the Company's voting common stock in a transaction intended to qualify as a reorganization under Internal Revenue Code Sec. 368(a)(1)(c), and a recapitalization of the Perfect Renaissance Roumanian companies for financial accounting purposes.

          On September 22, 2000 Iotakappa Capital Corporation, a Delaware corporation, purchased from Ferrand Investment Limited the 5,000,000 voting common shares of the Company's stock that Ferrand had received under the terms of the aforementioned asset purchase agreement.

          As of September 25, 2000, the Company issued 58,405 shares of common stock for services having a fair market value of approximately $321,227.

          As of September 29, 2000, the Company issued 45,690 shares of common stock for services having a fair market value of approximately $251,295.

          The Company has also filed a Form SB-2 Registration Statement under the Securities Act of 1933 to register and sell up to 600,000 shares of new common stock plus 1,604,095 shares already held by stockholders, which includes 1,000,000 shares of the 5,000,000 shares owned by Iotakappa Capital Corporation originally issued under the asset purchase agreement, 500,000 shares held by the stockholders at December 31, 1999, 58,405 shares held by vendors and suppliers, issued to them as of September 25, 2000, and 45,690 shares held by employees and/or consultants, issued to them as of September 29, 2000.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors' and Stockholders' of
     S. C. Perfect Renaissance, S.R.L.
     S. C. Renaissance, S.R.L. and
     S. C. Renaissance Alpha 2000, S.R.L.

1. We have audited the accompanying combined balance sheets of S. C. Perfect Renaissance, S.R.L., S. C. Renaissance, S.R.L. and S. C. Renaissance Alpha 2000, S.R.L. (altogether, the "Companies"), as of December 31, 1999 and 1998 and the related combined statements of income, stockholders' equity and cash flows for the years then ended. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

2. We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

3. In our opinion, the combined financial statements referred to in the first paragraph above, present fairly, in all material respects, the combined financial position of the Companies as of December 31, 1999 and 1998 and the results of their operations for the years then ended and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

4. The accompanying combined financial statements have been prepared assuming that the Companies will continue as a going concern. As discussed in Note 23 to the accompanying combined financial statements, as of December 31, 1999, the Companies combined current liabilities exceeded their combined current assets by United States Dollars ("USD") 1,807,609 that raises substantial doubt about their ability to continue as a going concern. Management's plan in regard to this matter is also described in Note 23. The combined financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Bucharest, Roumania,
April 14, 2000 (except with respect to the matters discussed in Notes 1 and 24
(iii) and (iv), as to which the dates are May 5, 2000 and May 24, 2000)

Arthur Andersen S.R.L.

Paolo Biondi

                         S.C. PERFECT RENAISSANCE S.R.L.
                             S.C. RENAISSANCE S.R.L.
                                       AND
                       S.C. RENAISSANCE ALPHA 2000 S.R.L.
                          Combined balance sheets as of
                           December 31, 1999 and 1998
                   (Currency - United States dollars ("USD"))

                                                Note       1999          1998
                                                ----       --------    --------
ASSETS

CURRENT ASSETS
     Cash                                         4         46,680     203,456
     Trade receivables, net of allowance
     for doubtful accounts of USD 133,942
     and USD 54,177, respectively                 5        623,514     625,671
     Due from related parties                     6         58,139      19,724
     Inventories, net                             7        372,585     480,757
     Other current assets                         8          2,379     333,094
     Deferred tax assets, net                    17              -       7,809
                                                         ---------   ----------
     Total current assets                                1,103,297   1,670,511

PROPERTY, PLANT AND EQUIPMENT, net                9      7,301,372     778,445

CONSTRUCTION-IN-PROGRESS                         10        293,517   5,203,597

OTHER NON-CURRENT ASSETS                                     4,875       5,138
                                                         ---------   ---------
     Total assets                                        8,703,061   7,657,691
                                                         =========   =========
LIABILITIES AND STOCKHOLDERS' EQUITY:

CURRENT LIABILITIES:
     Short-term bank borrowings                  11         27,830     331,462
     Current portion of long-term debt           12      1,560,799   3,918,409
     Trade payables                              13        713,521     417,276
     Due to related parties                      14        114,651     841,427
     Other current liabilities and
     accrued expenses                            15        494,105     717,841
                                                         ---------   ---------
     Total current liabilities                           2,910,906   6,226,415

LONG-TERM LIABILITIES:
     Long-term debt, net of current portion      12      3,272,684           -
     Long-term debt to a related party           14        820,000           -
     Taxes payable                               15         13,145           -

COMMITMENTS AND CONTINGENCIES                    23

STOCKHOLDERS' EQUITY:
     Paid-in Capital                             16        490,265     458,295
     Retained earnings                                   1,196,061     972,981
                                                         ---------   ---------
     Total stockholders' equity                          1,686,326   1,431,276
                                                         ---------   ---------
     Total liabilities and stockholders'
     equity                                              8,703,061   7,657,691
                                                         =========   =========

  The accompanying notes are integral part of these combined statements.

                         S.C. PERFECT RENAISSANCE S.R.L.
                             S.C. RENAISSANCE S.R.L.
                                       AND
                       S.C. RENAISSANCE ALPHA 2000 S.R.L.
                Combined Statement of Income for the Years Ended
                           December 31, 1999 and 1998
                   (Currency - United States dollars ("USD"))


                                               Note     1999           1998

NET SALES                                       18    4,689,593    5,544,717

COST OF SALES                                   18   (2,734,291)  (3,218,066)
                                                     ----------    ---------
         Gross profit                           18    1,955,302    2,326,651

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES    19     (802,417)    (577,826)

FINANCIAL EXPENSES, net                         20      (50,958)    (114,732)

OTHER EXPENSE, net                                     (169,245)    (314,942)

TRANSLATION LOSS, net                                  (353,330)    (101,947)
                                                     ----------    ---------
         Income before provision for taxes              579,352    1,217,204

PROVISION FOR TAXES                             17

                  - Current                                (920)    (130,335)
                  - Deferred                             (7,809)   (190,l984)
                                                     ----------    ---------
         Net income                                     570,623      895,885
                                                     ==========    =========

     The accompanying notes are integral part of these combined statements.

                         S.C. PERFECT RENAISSANCE S.R.L.
                             S.C. RENAISSANCE S.R.L.
                                       AND
                       S.C. RENAISSANCE ALPHA 2000 S.R.L.
    Combined Statement of Changes In Stockholders' Equity for the Years Ended
                           December 31, 1999 and 1998
                   (Currency - United States dollars ("USD"))


                                               Paid-In   Retained  Stockholders'
                                               Capital   Earnings      Equity
                                               -------   --------  ------------
Balances at December 31, 1997                  370,895     661,883    1,032,778
                                               -------   --------  ------------
Issuance of capital                             87,400        --         87,400

Payment of dividends                              --      (584,787)    (584,787)

Net income for the year                           --       895,885      895,885
                                               -------    --------  ------------
Balances at December 31, 1998                  458,295     972,981    1,431,276

Transfer of capital (Note 1)                    18,769        --         18,769

Issuance of capital                             13,201        --         13,201

Payment of dividends                              --      (297,973)    (297,973)

Profit of 1998 declared but not paid              --       (49,570)     (49,570)

Net income for the year                           --       570,623      570,623
                                               -------   ---------  ------------
Balances at December 31, 1999                  490,265   1,196,061    1,686,326
                                               =======   =========  ===========

     The accompanying notes are integral part of these combined statements.

                         S.C. PERFECT RENAISSANCE S.R.L.
                             S.C. RENAISSANCE S.R.L.
                                       AND
                       S.C. RENAISSANCE ALPHA 2000 S.R.L.
              Combined Statement of Cash Flows for the Years Ended
                           December 31, 1999 and 1998
                   (Currency - United States dollars ("USD"))

                                                           1999           1998
                                                         ----------     -------
CASH FLOWS OPERATING ACTIVITIES:

     Net income for the year                               570,623      895,885

     Adjustments to reconcile net income to
     net cash provided by operating activities:
         Depreciation                                      161,170       91,371
         Decrease in deferred tax asset                      7,809      190,984

     Changes in operating assets and liabilities:

         Trade receivables, net                              2,157     (154,464)
         Inventories, net                                  108,172      284,337
         Other current assets                              330,715      (93,958)
         Due from related parties                          (38,415)      55,469
         Trade payables                                    296,245      158,849
         Due to related parties                           (776,346)     519,469
         Other current liabilities and accrued
         expenses                                         (223,736)     436,108
         Other non-current assets                              263          444
         Long-term taxes payable                            13,145         --
                                                         ----------   ---------
             Net cash provided by operating activities     451,802    2,384,494

CASH FLOW FROM INVESTING ACTIVITIES:
     Additions to property, plant and equipment            (31,434)    (280,789)
     Additions to construction in progress              (1,742,583)  (5,056,271)
                                                         ----------   ---------
             Net cash used in investing activities      (1,774,017)  (5,337,060)

CASH FLOW FROM FINANCING ACTIVITIES:
     Cash proceeds from bank borrowings                     27,830    3,589,799
     Cash proceeds from long-term debt                     583,612         --
     Increase in long-term debt to a related party         820,000         --
     Transfer of capital                                    18,769         --
     Proceeds from issuance of capital                      13,201       87,400
     Payment of dividends                                 (297,973)    (584,787)
                                                         ----------   ---------
            Net cash provided by financing activities    1,165,439    3,092,412

(DECREASE)/INCREASE IN CASH                               (156,776)     139,846

CASH AT THE BEGINNING OF THE YEAR                          203,456       63,610
                                                         ----------   ---------
CASH AT THE END OF THE YEAR                                 46,680      203,456
                                                         ==========   =========

   The accompanying notes are integral part of these combined statements.

                         S.C. PERFECT RENAISSANCE S.R.L.
                             S.C. RENAISSANCE S.R.L.
                                       AND
                       S.C. RENAISSANCE ALPHA 2000 S.R.L.
                   NOTES TO THE COMBINED FINANCIAL STATEMENTS
            AS OF AND FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998
     (Currency - United States dollars ("USD"), unless otherwise indicated)




1. INCORPORATION AND PRINCIPAL ACTIVITIES OF THE COMPANIES:

S. C. Perfect Renaissance, S.R.L. ("Perfect"), with head office in Str. Vasile Lupu, nr. 16, Timisoara, registered in the Official Commercial Register of Timis under the number J35/2863/1994, is a limited liability company. During 1998 Perfect was dedicated mainly to the production and sale of vodka and liquors (alcoholic beverages) and in 1999 to the production and sale of vodka and liquors (alcoholic beverages) and to the sale of glassware and ornaments.

S. C. Renaissance, S.R.L. ("Renaissance"), with head office in Str. Stefan cel Mare, nr. 4, et. 1 Apt 5, Timisoara, registered in the Official Commercial Register of Timis under the number J35/321/1991 is a limited liability company, During 1998 Renaissance was dedicated mainly to the sale of vodka and liquors and in 1999 has no significant operations.

S. C. Renaissance Alpha 2000, S.R.L. ("Alpha"), with head office in Str. Vasile Lupu, nr. 16, Timisoara, registered in the Official Commercial Register of Timis under the number J35/3065/1994, is a limited liability company. During 1998 Alpha was dedicated mainly to the sale of glassware and ornaments and in 1999 to sale of vodka and liquors.

As of December 31, 1999 and 1998, Perfect, Renaissance and Alpha (altogether, the "Companies") have the same management.

As of December 31, 1999 and 1998, the breakdown of stockholders and their respective shareholding percentages in the Companies is as follows:

                                      As of December 31, 1999 (%)            As of December 31, 1998 (%)
                                   --------------------------------       ---------------------------------
                                   Perfect    Renaissance     Alpha       Perfect    Renaissance     Alpha
                                   -------    -----------    ------       -------    -----------     ------
Ferrand Investment Limited
     ("Ferrand")                    99.995           -         90.9           97          -           90.9

A.J.K. Kieselstein Chain Stores,
     Ltd. ("AJK")                     -              90        -              -           90           -

Renaissance                          0.005           -         -               3          -            -

Petru Willkovits                      -              10        9.1            -           10           9.1
                                   -------    -----------    ------       -------    -----------     ------
         Total                         100          100        100           100         100           100
                                   =======    ===========    ======       =======    ===========     =====

During 1999 Renaissance transferred, free of charge, share capital owned in Perfect, representing 2.995% of Perfect's share capital, to Ferrand.

Ferrand, a company incorporated in the British Virgin Islands, and AJK, a company incorporated in Israel, are under the control of the same stockholder, namely, Mr. Jacob Kieselstein ("JK"). As explained in Notes 6 and 14, the Companies have significant transactions with the above-mentioned related parties.

In May 5, 2000, Ferrand concluded an asset transfer agreement with AJK Perfect Renaissance, Inc, a company incorporated in Delaware, United States of America. Through this asset transfer, Ferrand obtained 5,000,000 shares of the voting common stock of AJK Perfect Renaissance, Inc and transferred the shares presently owned in the Companies to AJK Perfect Renaissance, Inc. As a result, the attached financial statements present the combined balance sheets and results of operations and cash flows of the Companies.

Additionally, Ferrand has intention to exchange the account receivables and other receivables it detains over the Companies with shares in AJK Perfect Renaissance, Inc. (Note 14).

In 1999, all the vodka and liquor produced by Perfect was sold in Roumania (1998
- 99.5%). The glassware and ornaments are sold in the Roumanian market.

The Roumanian vodka market is very competitive in terms of local producers, imported vodka and both local and foreign substitutes, and is mainly based on the low selling price.

Alcohol, which is a significant part of the production cost, and other raw materials are acquired on the local market. In 1998, Perfect started the construction of an alcohol distillery in order to assure the supply of its main raw material on a timely basis. The main raw material to be used in the production of alcohol will be corn, which will be acquired on the local market. In December 1999, the construction of the alcohol distillery was completed and alcohol production was started on a test basis to be done at Perfect's premises. On February 1, 2000, Perfect obtained license to produce alcohol, but as of April 16, 2000 has not obtained the license to sell alcohol. Perfect's management expects to obtain the license to sell alcohol during 2000.

The alcohol production capacity of the distillery is estimated in 13,000 liters of alcohol per day. During 1999, Perfect consumed approximately 731,056 liters of alcohol (1998: 649,627 liters).

The formula to produce vodka was acquired by AJK at no cost who then provided it to Perfect. There is no license fee paid for its use. The brand name, Perfect, is registered.

As of and for the years ended December 31, 1999 and 1998, a summary of the significant account balances of the Companies, before and after combination, was as follows:

                                                                 As of December 31, 1999
                                        ---------------------------------------------------------------------------
                                        Perfect    Renaissance     Alpha        Total     Elimination    Combined
                                        ---------  -----------     -------     ---------  -----------    ----------
Total assets                            8,673,731       45,496       43,280    8,672,507     (59,446)     8,703,061
Total stockholders' equity              1,683,527        2,525          274    1,686,326         -        1,686,326
Net sales                               4,672,706         -         177,292    4,849,998    (160,405)     4,689,593
Net income/(loss)                         668,224     (54,401)     (43,200)      570,623         -          570,623

                                                                 As of December 31, 1998
                                        ---------------------------------------------------------------------------
                                        Perfect    Renaissance     Alpha        Total     Elimination    Combined
                                        ---------  -----------     -------     ---------  -----------    ----------
Total assets                            7,501,317      212,035       84,895    7,798,247    (140,556)     7,657,691
Total stockholders' equity              1,207,623      180,250       62,171    1,450,044     (18,768)     1,431,276
Net sales                               5,152,334      424,152       81,316    5,657,802    (113,085)     5,544,717
Net income/(loss)                       1,033,284     (75,992)     (61,407)      895,885         -          895,885


The decrease in net sales and total assets of Renaissance and Alpha from 1998 to 1999 are due to the transfer of certain operations to Perfect.

2. BASIS OF PRESENTATION AND COMBINATION:

     a)   Basis of presentation:

          The Companies maintain their statutory books of account and prepare their statutory financial statements in accordance with Roumanian Law and generally accepted accounting principles in Roumania ("RAS"). The accompanying combined financial statements are based on the statutory records, which are maintained under the historical cost convention (except for the revaluation of tangibles) with adjustments and reclassifications, including the remeasurement of operations and balances in Roumanian Lei ("ROL") into United States dollars ("USD") for the purpose of presentation in accordance with generally accepted accounting principles in the United States of America ("US GAAP").

          The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

          As of April 14, 2000, the statutory financial statements of the Companies are pending the approval from the stockholders. It is management conviction that they will be approved without material changes.

     b)   Combination:

          As explained in Note 1, the Companies are under the same control and are managed as if they were one single entity. Management considers that these combined financial statements are more meaningful then the individual financial statements.

          These combined financial statements are the result of the aggregation, on a line by line basis, of similar items of assets, liabilities, equity and expenses.

          During this process intercompany receivables and payables, and all significant intercompany transactions and resulting unrealized profits or losses, are eliminated.

3. SIGNIFICANT ACCOUNTING POLICIES:

A summary of significant accounting policies applied in preparation of the accompanying combined financial statements, is set out below:

     a)   Reporting currency:

          The Companies maintains their statutory records in conformity with Roumanian Accounting Law, in Roumanian Lei ("ROL"). As mentioned in
          Note 2 a), the accompanying combined financial statements have been presented in accordance with US GAAP and are presented in USD, applying the remeasurement principles defined in the Statements on Financial Accounting Standards ("SFAS") 52, issued by the Financial Accounting Standards Board of the United States of America ("FASB").

          SFAS 52 requires that the financial statements of an entity that keeps its books in the currency of a hyperinflationary economy be adjusted to take into account the effects of inflation. The standard requires that economies should be regarded as hyperinflationary if the cumulative inflation rate over a period of three years exceeds 100%, among other factors. The general inflation rate in Roumania for the period from January 1 to December 31, 1999, 1998 and 1997 were 54%, 41% and 151%, respectively. Therefore, the provisions of SFAS 52 have been adopted in preparing the accompanying combined financial statements.

          The accompanying financial statements have been translated into USD using the following exchange rates:

                Caption                                  1999                                   1998
                -------                                  ----                                   ----
                                                           >
Monetary assets and liabilities          Year end (1 USD = 18,255 ROL)          Year end (1 USD = 10,951 ROL)
Equity and Treasury Shares               Historical rate                        Historical rate
Tangibles                                Historical rate                        Historical rate
Profit and Loss (except for              Average rate for the month of          Average rate for the month of
depreciation expense)                    original booking                       original booking
Depreciation                             Historical rate                        Historical rate
Provisions                               Year end (1 USD = 18,255 ROL)          Year end (1 USD = 10,951 ROL)

         Foreign currency transactions:
         -----------------------------

          Balance sheet items denominated in a currency other than the USD have been translated into USD at the exchange rate prevailing at the balance sheet dates or at the exchange rate between the other currency, the ROL and the USD.

     b)   Use of estimates

          The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     c)   Trade receivables

          Trade receivables are shown net of a reserve for doubtful accounts that is recorded for purposes of recording the estimated recoverable amount of these accounts. The reserve is based on specific amounts that are considered uncollectable.

     d)   Related parties:

          For the purpose of the accompanying combined financial statements, the Companies stockholders' and the parties identified by the Companies to be affiliated with them are regarded as and referred to as "related parties".

          The Companies have extensive transactions and relationships with related parties. It is possible that the terms of these transactions are not the same as those that would result from transactions among completely unrelated parties.

     e)   Inventories:

          Raw, subsidiary, purchased merchandised and consumable materials are stated at the lower of cost or net realizable value, computed on an average cost basis.

          Finished goods are stated at production cost, which is lower than market value. Production cost includes the cost of raw materials, direct labor, packaging and auxiliary materials. Cost is determined primarily on the basis of weighted average cost.

     f)   Property, plant and equipment:

          Property, plant and equipment are recorded at cost, including related costs of transportation and duties, which has been restated in accordance with SFAS 52 and capitalized interest cost incurred during the fixed assets' construction period.

          Depreciation is provided on a straight-line basis over the estimated useful lives of the assets set out below, based on the historical cost translated as defined in paragraph a).

                                                           Years
                                                          ------
                 Buildings                                  25
                 Machinery and equipment                    10
                 Furniture and fixtures                      5

     g)   Taxation:

          Current:
          -------

          The tax provisions for income tax, VAT, and other tax related items are calculated in accordance with Roumanian tax law and are accrued for the period to which they relate.

          Deferred:
          --------

          Certain items of income and expense are subject to taxation in periods different than those in which they are recognized in the financial statements (temporary differences). The tax effect of these temporary differences is computed as deferred taxation in accordance with SFAS 109 by using the liability method. Valuation allowances are provided to reduce deferred tax assets to the amounts that is more likely than not of being realized.

     h)   Revenues and expenses recognition:

          Income and expenses are recognized on the accrual basis. Revenues are recognized when ownership title is transferred which is upon delivery of the goods.

     i)   New accounting standard:

          In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The Statement establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement requires that changes in derivative's fair value be recognized currently in the earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

          SFAS No. 137 delayed the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. The Companies do not expect the impact of this new statement on the Companies' combined balances sheet or results of operations to be material.

4.       CASH:

The breakdown of cash and banks, as of December 31, 1999 and 1998, is as follows:

                                                   1999        1998
                                                  ------      -------
           Bank accounts in ROL                   40,148      134,242
           Checks                                  1,876       66,365
           Petty cash                              4,028        2,392
           Bank accounts in foreign currency         628          457
                                                  ------      -------
                             Total                46,680      203,456
                                                  ======      =======

5.       TRADE RECEIVABLES, NET:

The breakdown of trade receivables, net, as of December 31, 1999 and 1998, is as follows:

                                                 1999           1998
                                                -------       -------
         Trade accounts receivable              757,456       699,848
         Less:  Allowance for doubtful
                accounts                       (133,942)      (74,177)
                                                -------       -------
                           Total                623,514       625,671
                                                =======       =======

6.       DUE FROM RELATED PARTIES:

The balance due from related parties, as of December 31, 1999 and 1998 and the sales made to them in 1999 and 1998, can be summarized as follows:

                                     Due from                 Sales
                                  ----------------     ---------------------
                                  1999       1998       1999          1998
                                  -----     ------     ------        -------
Impex Renaissance,
  S.R.L. ("Impex")               38,035        550     255,793             -
Renaissance Perfect
  Chisinau ("Perfect Moldova")   20,104     19,174      76,511       141,885
                                 ------     ------    --------       -------
                  Total          58,139     19,724     332,304       141,885
                                 ======     ======    ========       =======

Perfect Moldova is a company incorporated in the Republic of Moldova, dedicated to the production of vodka under the brand "Perfect". No fees are paid to the Companies for using the brand name. This company is a related party as it is 33% owned by AJK.

Impex is a company incorporated in Roumania, dedicated to the distribution of vodka in the Roumanian County of Moldavia. This company is 90% owned by AJK and 10% by Mrs. Eugenia Willkovits, wife of Mr. Petru Willkovits.

7.       INVENTORIES, NET:

As of December 31, 1999 and 1998, inventories can be summarized as follows:

                                                       1999               1998
                                                     --------          --------
        Raw materials                                  91,507           154,724
        Finished goods                                165,577           107,727
        Purchased merchandise                         128,935           149,282
        Packaging                                      41,319           125,237
        Provision for inventories                     (54,753)          (56,213)
                                                     --------           -------
                 Total                                372,585           480,757
                                                     ========           =======

8.       OTHER CURRENT ASSETS:

As of December 31, 1999 and 1998, other current assets can be summarized as follows:

                                                       1999             1998
                                                      -----           -------
         Value Added Tax ("VAT") to be recovered        203           237,362
         Other receivables                            2,176            95,732
                                                      -----           -------
                  Total                               2,379           333,094
                                                      =====           =======

Tax receivables as of December 31, 1998 represent mainly VAT to be recovered from equipment imported for the alcohol distillery.

Other receivables as of December 31, 1999 and 1998 consist mainly of amounts collected by the Companies commissioner's from clients and cashed by the Companies after the balance sheet dates.

9.       PROPERTY, PLANT AND EQUIPMENT, NET:

The movements in property, plant and equipment and their related accumulated depreciation for the years ended December 31, 1999 and 1998, are the following:

                  Balances                              Balances                                                        Balances
                    As of                                 As of       Transfer                                           As of
                  December 31,                          December 31,  From CIP                                         December 31,
  Transfer Cost      1997      Additions   Disposals       1998       (Note 10)     Additions   Disposals  Transfers       1999
---------------   -----------  ---------  ----------    -----------  ----------    ----------   ---------  ---------   ------------
Land                 6,072          -           -         6,072              -            -          -           -          6,072
Buildings          139,955    138,271           -       278,226      1,072,030        5,745          -      63,709      1,419,710
Machinery and
   Equipment       496,025    132,202     (4,219)       624,008      5,580,633       42,815     (27,545)   (34,784)      6,185,127
Furniture and
   Fixtures         51,822     16,017     (2,248)        65,591              -        1,604          -    (28,925)         38,270
                  -----------  ---------  ----------    -----------  ----------    ----------   ---------  ---------   ------------
Total              693,874    286,490     (6,467)       973,897      6,652,663       50,164   (27,545)           -      7,649,179

                        Balances                               Balances                                            Balances
                          As of                                  As of                                               As of
    Accumulated       December 31,   Charge for              December 31,   Charge for                           December 31,
    Depreciation          1997        The Year    Disposals      1998        The Year    Disposals   Transfers       1999
---------------       -----------   -----------   ---------  -----------     ----------  ---------   ---------   ------------
Buildings                     (854)     (10,743)          -       (11,597)     (21,186)          -      (18,351)       (51,134)
Machinery and
   Equipment               (95,729)     (69,735)        206      (165,258)    (138,344)      8,815        3,134        291,653
Furniture and
   Fixtures                 (8,264)      10,893)        560       (18,597)      (1,640)          -       15,217         (5,020)
                      -----------   -----------   ---------  ------------     ----------  ---------   ---------   ------------
Total                     (104,847)     (91,371)        766      (195,452)    (161,170)      8,815            -       (348,807)
                      -----------   -----------   ---------  ------------     ----------  ---------   ---------   ------------
Net book value             589,027                                778,445                                           7,301,372
                      ============                           ============                                         ===========

                                       59

The pledges and mortgages provided by the Companies in connection with the short-term borrowings and long-term debt are disclosed in Note 23.

10.      CONSTRUCTION-IN-PROGRESS:

Construction-in-progress ("CIP") consists of equipment, buildings and special constructions not yet put into service. In December 1999, Perfect concluded the construction of the new alcohol plant and installation of related equipment and transferred them to Property, Plant and Equipment (Note 9). In order to finance the acquisition of the equipment, on December 22, 1997 Perfect concluded a contract with Bancorex for a long-term debt, in amount of 3,918,409, representing 85% of the total amount of equipment. Due to the bankruptcy of Bancorex and subsequent merger with Banca Comerciala Romana ("BCR"), in 1999 the loan was transferred to BCR, and is presently held at BCR and Agentia de Valorificare a Activelor Bancar ("AVAB" - organization created by the Roumanian Government for bank restructuring) - see also Notes 11 and 12.

The movement of CIP during 1998 and 1999, including the components in it, is as follows:

                            Balance                   Balance                                               Balance
                             As of                     As of                                                 As of
                            December                  December                  Transfers     Disposals    December
                            31, 1997    Additions     31, 1998     Additions     (Note 9)     (Note 19)    31, 1999
                            --------    ----------    ----------    ---------   -----------   ---------    ----------
Cost of equipment for
   alcohol distillery              -   3,918,409     3,918,409      514,366   (4,235,070)     (16,631)      181,074
Customs duties and

   commissions                     -      270,32       270,321      161,511     (431,305)            -          527
Capitalized interest
   (Note 20)                       -     488,428       488,428      726,616   (1,161,235)            -       53,809
Warehousing and
   transportation costs            -         959           959            -         (959)            -            -
                            --------   ----------    ----------    ---------   -----------   ---------    ----------
Total for Distillery               -   4,678,117     4,678,117    1,402,493   (5,828,569)     (16,631)      235,410
Other Projects               147,326     378,154       525,480      356,721     (824,094)            -       58,107
                            --------   ----------    ----------    ---------   -----------   ---------    ----------
Total                        147,326   5,056,271     5,203,597    1,759,214   (6,652,663)     (16,631)      293,517
                            ========   =========     =========    ==========   ==========     =========    =========

11.      SHORT-TERM BANK BORROWINGS:

Short-term bank borrowings as of December 31, 1999 and 1998 are as follows:

                                                                               Annual          December 31,
                                                                              Interest      -------------------
                  Bank                      Currency      Maturity            Rate (%)       1999          1998
-------------------------------------       --------   ---------------        --------      -------      -------
Bancorex                                      USD      July 1996              12.5-13             -         (*)
                                                       - December 1999                                  323,043
Bancorex                                      ROL      August 1999               70               -       8,419
Banca Comerciala Ion Tiriac ("BCIT")          ROL      June 2000                 66          27,830           -
                                                                                            -------     --------
                                                                                             27,830     331,462
                                                                                            =======     =======

 (*) Subsequent to December 31, 1998 this loan was transferred to BCR (see Notes 12 and 24).

12.      LONG-TERM DEBT:

On December 12, 1997 Perfect signed a long-term loan of 3,918,409 (agreement no. 62508) with Bancorex, used to open a letter of credit for Ex-Klar Technologies Inc., New York related to the acquisition of equipment for investment in the new alcohol distillery (Note 10). The loan, which is denominated in USD, has an annual interest rate of 14.75% and is repayable by semi-annual installments of 435,379, started with February 1999 and having the last installment in February 2003.
                                       60

On July 16, 1999, when the first installment was already past due, Perfect submitted a request to Bancorex in order to reschedule this installment and the future payments. Because Bancorex was in a process of restructuring no decision was taken at that time.

At the end of 1999, Bancorex merged with BCR and the loan, including interest, transferred to BCR. According to the Roumanian Government Law that rules the merger between BCR and Bancorex, BCR has the right to transfer any outstanding debts to AVAB. Additionally, from the loans transferred from Bancorex, BCR can transfer future outstanding amounts to AVAB.

On December 14, 1999, BCR transferred to AVAB 1,785,832, representing principal (870,758), interest (including penalty interest) and commissions. The remaining part of the loan, amounting to 3,047,651 is held at BCR.

According to the contract signed with Bancorex, now at BCR, in the case that Perfect does not pay the installments in due time, BCR will open a credit line, with no specified payment term, with an interest rate of 18.5% per year, until the complete payment of the debt.

Subsequent to December 31, 1999 the Company reached an agreement with AVAB regarding the set up of a payment rescheduling of the amount transferred from BCR, above mentioned (see Note 24). As stipulated in the agreement, if BCR transfers any amount from the existing loan of 3,047,651 to AVAB, this entity will decide upon the reschedule of the amount transferred, for the period preceding of the existing reschedule, taking into consideration the conditions existing at that time.

The Company's management is confident that the loan, now at BCR will be transferred to AVAB and payments will be rescheduled with AVAB to suit the needs of Perfect.

According to the loan agreement, the Bank can cancel the contract and ask for the immediate payment of all the amounts due, if Perfect is in payment default.

The loan contract contains covenants, including having the fixed assets pledged insured and having BCR as the beneficiary of the insurance (see Note 24).

The schedule for repayments is as follows:

                                     1999
                      ---------------------------------------
                         AVAB            BCR          Total
                      ---------      ---------      ---------
2000                    690,041        870,758      1,560,799
2001                  1,095,791        870,758      1,966,549
2002                          -        870,758        870,758
2003                          -        435,377        435,377
                      ---------      ---------      ---------
Total loans           1,785,832      3,047,651      4,833,483
                      =========      =========      =========

13.      TRADE PAYABLES:

As of December 31, 1999 and 1998, trade payables can be summarized as follows:

                                           1999               1998
                                          -------           -------
       Raw materials suppliers            630,655           396,550
       Fixed assets suppliers              82,866            20,726
                                          -------           -------
                Total                     713,521           417,276
                                          =======           =======

As of December 31, 1999, trade payables consist mainly of payables to S. C. Alcorom, S.A., an alcohol supplier, in the amount of ROL 7,973,119 thousand (equivalent to USD 436,764).

As of December 31, 1998, trade payables consist mainly of payables to Perfect raw materials supplier, Roaim Product, S.R.L. in the amount of ROL 3,133,080 thousand (equivalent to USD 286,099).

14.      DUE TO RELATED PARTIES:

Balances due to related parties as of December 31, 1999 and 1998 and the purchases made from them in 1999 and 1998, can be summarized as follows:

                                                             Other debts
          December 31, 1999                Payables             (****)          Total payables           Purchases
------------------------------             --------------    ---------------    ----------------      ---------------
AJK                                         (*)   44,150                   -              44,150                   -
Ferrand                                     (**) 218,987             639,947       (***) 858,934              15,320
K.A.Y.                                            27,707                   -              27,707               2,734
Perfect Moldova                                    3,860                   -               3,860               6,123
                                           --------------    ---------------    ----------------      ---------------
Total                                            294,704             639,947             934,651              24,177
                                           ==============    ===============    ================      ===============

          December 31, 1998                Payables             Loans           Total payables        Purchases
------------------------------             --------------    ---------------    ----------------      ---------------
Impex                                                  -                 720                 720                 836
Ferrand                                          800,483                   -             800,483             222,485
Associates                                             -              40,224              40,224                   -
                                           --------------    ---------------    ----------------       -------------
Total                                            800,483              40,944             841,427             223,321
                                           ==============    ===============    ================       =============

(*) Includes dividends payable amounting to ROL 669,042 thousand (equivalent to USD 36,650).

(**) Includes dividends payable amounting to ROL 235,867 thousand (equivalent to USD 12,920).

(***) As of December 31, 1999, Ferrand agreed to transfer the balance of 820,000 as long-term debt and it was reflected as a long-term liability in the accompanying balance sheet as of December 31, 1999

(****)Other debts to Ferrand represent 15% of the acquisition price of the alcohol plant, which was paid in advance by Ferrand to Ex-Klar (the supplier), on behalf of Perfect.

Generally, the commercial relationships between the Companies and the foreign suppliers are done through Ferrand. Ferrand provides advances to the foreign suppliers, who in return supply the goods to the Companies. As of December 31, 1999 and 1998, the amounts due to Ferrand are related to the mentioned advance payments to the Companies' foreign suppliers, regarding mainly the acquisition of raw and auxiliary materials.

The purchases from Ferrand are mainly related with raw materials (essence for vodka) and ornaments.

15.      OTHER CURRENT LIABILITIES AND ACCRUED EXPENSES:

                                                  1999        1998
                                                 -------     --------
Provision for tax penalties                      230,867      47,393
Taxes and state payables                         156,182     414,663
Interest accrual                                 107,617     245,431
Other current liabilities                         12,584      10,354
                                                 507.250     717,841

Long-portion of taxes and state payables        (13,145)           -
                                                --------     --------
                                                 494,105     717,841
                                                ========     =======

During 1999 Perfect did not reverse charged VAT and assessed withholding tax for know-how invoiced by Ex-Klar, supplier of the alcohol plant. A provision for tax penalties regarding withholding tax penalties and late interest penalty was booked in order to recognize this liability.

Taxes and state payables represent mainly customs duties related to the import of equipment for the alcohol plant. Subsequent to December 31, 1998, Perfect has rescheduled the payment of VAT and customs duties due to the State.

16.      PAID-IN CAPITAL:

Paid-in capital is made up of cash contributions and contributions in-kind valued at cost. The paid-in capital of the Companies is composed of quotas ranging from ROL 10,000 to ROL 300,000 per unit. As of December 31, 1999 and 1998, the statutory paid-in capital in ROL, the number of quotas and their value are as follows:

                                           Perfect                  Renaissance                Alpha
                                     -----------------------     -----------------        ------------------
                                       1999           1998         1999         1998        1999       1998
                                     ---------     ---------      -------     --------    --------   -------
Share capital                        1,782,447     1,648,547      188,000      188,000     18,579     18,579
No. of quotas                           17,824        16,485        1,880        1,880      1,858      1,858
Value (ROL in thousand                     100           100          100          100         10         10

The restated share capital amounts are:

              Company                    1999        1998
     ----------------------------      --------     ---------
     Share capital
     Perfect Renaissance                439,368      407,398
     Renaissance                         40,150       40,150
     Renaissance Alpha                   10,747       10,747

In 1999, Perfect issued a number of 1,339 capital quotas to Ferrand, which made an in-kind contribution of production equipment.

17.      DEFERRED TAXES:

Until December 7, 1999 Perfect was corporate tax exempt. Starting from December 8, 1999 Perfect is subject to income taxes at the corporate tax rate applicable in Roumania. Renaissance and Alpha are subject to income taxes at the corporate tax rate applicable in Roumania. The corporate tax rate for profits generated in the years ended December 31, 1999 and 1998 is 38%.

Beginning with January 1, 2000 the Roumanian Government changed the corporate tax rate from 38% to 25%, applicable to the profits generated starting with that date.

As required by FASB Statement No. 109 - Accounting for Income Taxes, deferred income taxes are recognized for tax consequences of temporary differences, by applying the statutory tax rate to differences between the financial reporting and the tax basis of existing assets and liabilities.

Deferred tax asset/(liability) resulting from temporary differences as of December 31, 1999 are as follows:

                                                                           Net Deferred
                                                                 --------------------------------------
                                                                               Tax         Tax Asset/
                           December 31, 1998                     Tax        Liability     (Liability)
-------------------------------------------------------------    --------   ------------  ------------
1.   Tax effect of foreign currency accounting for assets and    601,190       (159,892)       441,298
     liabilities denominated in foreign currency
2.   Tax effect of inventories costing method                     13,754               -        13,754
3.   Tax effect of expense accrual for services received          59,306        (73,247)       (13,941)
4.   Tax effect of reserve for accounts receivable                29,956         (4,297)        25,659
                                                                 -------     ----------       --------
Total deferred tax                                               704,206       (237,436)       466,770
                                                                 =======     ==========       =========
Valuation allowance                                                                           (466,770)
                                                                                              ---------
Deferred Tax, net of valuation allowance                                                             -
                                                                                              =========

The future realization of the tax benefit of the existing deductible temporary difference depends, among other things, of sufficient taxable income, of the appropriate character, within the carryforward period available under the Roumanian tax law. As expressed on Note 21, the legislation and fiscal environment in Roumania and their implementation into practice change frequently and are subject to different interpretations by various Ministries of the Government.

As of December 31, 1999 since the future realization of the deferred tax assets is uncertain due to expected future statutory losses, the Companies recorded an allowance for the full amount of the deferred tax asset.

Deferred tax asset/(liability) resulting from temporary differences as of December 31, 1998 are as follows:

                                                                                        Net Deferred
                                                                              -------------------------------------
                                                                                            Tax         Tax Asset/
                           December 31, 1998                                  Tax        Liability     (Liability)
-----------------------------------------------------------                   -------    ------------  ------------
1.   Tax effect of reserve for doubtful accounts receivable                    15,508              -        15,508
2.   Tax effect of foreign currency accounting for assets and                       -        (11,005)      (11,005)
     liabilities denominated in foreign currency
3.   Tax effect of inventories costing method                                   9,939        (24,171)      (14,232)
4.   Tax effect of expense accrual for services received                        2,236              -         2,236
5.   Tax effect of bank commissions                                                 -         (6,059)       (6,059)
6.   Tax effect of reserve for obsolete and slow moving inventories            21,361              -        21,361
                                                                               ------         --------     -------
     Total                                                                     49,044        (41,235)        7,809
                                                                              =======        =========     =======

The temporary differences are the differences between the tax base of an asset or liability, in the specific circumstance the differences between the value in the Roumanian statutory financial statements and its carrying amount in the balance sheet. FASB Statement No.109 prohibits the recognition of a deferred tax liability or asset for differences related to assets and liabilities that are remeasured from the local currency into the functional currency using historical exchange rates and that result from (1) changes in exchange rates or (2) indexing for tax purposes, under SFAS 52 - Foreign Currency Translation. Accordingly, no adjustment for deferred taxes was made regarding the above mentioned differences.

The total provision for taxes reflected in the accompanying financial statements is different from the amounts computed by applying the statutory income tax rate of 38% to income before taxes. The items causing this difference are explained below:

                                                                              1998         1998
                                                                            ----------    ---------
Net income before provision for taxes                                          579,352    1,217,204
Provision for income tax at the statutory income tax rate of 38%             (220,154)    (462,537)
Effect of permanent non-taxable items, including translation gain, net         683,035    (119,199)
Tax effect of deferred tax computation at enacted tax rate of 25%            (242,720)            -
Effect of tax holiday                                                          237,880      260,417
                                                                            ----------    ---------
Total                                                                          458,041    (321,319)
                                                                            ----------    ---------
Deferred tax valuation allowance                                             (466,770)            -
                                                                            ----------    ---------
Provision for taxes as per accompanying statement of income                    (8,729)    (321,319)
                                                                            ==========    =========
Of which:
         - Current                                                               (920)    (130,335)
         - Deferred                                                            (7,809)    (190,984)
                                                                            ----------   ---------
Total                                                                          (8,729)    (321,319)
                                                                            =========    =========

18.      SEGMENT INFORMATION:

Sales and cost of sales for the year ended December 31, 1999 are as follows:

                                                                    Intercompany
                           Vodka        Ornaments       Others          Sales          Totals
                        ----------   -----------     ----------   -------------    -----------
Sales                    4,103,247       645,912        100,839        (48,788)      4,801,210
Excise duties            (111,617)             -              -               -      (111,617)
                        ----------   -----------     ----------   -------------    -----------
Net sales                3,991,630       645,912        100,839        (48,788)      4,689,593
Cost of sales:
Raw materials          (1,661,164)             -              -          48,788    (1,612,376)
Depreciation             (148,785)             -              -                      (148,785)
Packaging                (389,872)             -              -                      (389,872)
Others                    (70,626)             -              -                       (70,626)
Merchandise              (161,289)     (278,972)       (72,371)                      (512,632)
                        ----------   -----------     ----------   -------------    -----------
Total                  (2,431,736)     (278,972)       (72,371)          48,788    (2,734,291)
                        ----------   -----------     ----------   -------------    -----------
Gross profit            1,559,894       366,940         28,468               -      1,955,302
                        ==========   ===========     ==========   =============    ==========

Sales and cost of sales for the year ended December 31, 1998 are as follows:

                                                                 Intercompany
                        Vodka        Ornaments       Others          Sales          Totals
                        ----------   -----------     ----------   -------------    -----------
Sales                    4,833,633       731,546       292,558        (113,085)      5,744,652
Excise duties            (199,935)             -             -                -      (199,935)
                        ----------   -----------     ----------   -------------    -----------
Net sales                4,633,698       731,546       292,558        (113,085)      5,544,717
Cost of sales:
Raw materials          (1,906,958)             -             -          113,085    (1,793,873)
Depreciation              (81,100)             -             -                -       (81,100)
Packaging                (389,552)             -             -                -      (389,552)
Others                   (310,256)             -             -                -      (310,256)
Merchandise                      -     (429,170)     (214,115)                -      (643,285)
                        ----------   -----------     ----------   -------------    -----------
Total                  (2,687,866)     (429,170)     (214,115)          113,085    (3,218,066)
                        ----------   -----------     ----------   -------------    -----------
Gross profit            1,945,832       302,376        78,443                -      2,326,651
                        ==========   ===========     ==========   =============    ===========

Sales of vodka and ornaments are done in the Roumanian market. Other revenues are related to the sale of boxes, glassware and other materials mainly to Perfect Moldova (see Note 6.). In 1998, excise duty taxes were paid over the sale of alcoholic drinks by the producer. In the beginning of 1998, the law changed and the taxes, instead of being applied to the producer of alcoholic drinks, are applied to the producer of alcohol.

The major vodka clients of the Companies (more than 5% of total Vodka sales) are: Gabis & Pappa Reale (9.47%); Impex Renaissance, a related party - see Note 6 (6.52%); Deovex (6.31%) and Grosbi Impex (5.91%). There are no ornament clients with more then 5% of total ornament sales.

Reporting of segment assets is not done to the chief operating decision-maker and consequently, it is not presented in the accompanying Notes.

19.      SELLING, GENERAL AND ADMINISTRATIVE EXPENSES:

Selling, general and administrative expenses for the years ended December 31, 1999 and 1998, are as follows:

                                                           1999            1998
                                                        -------         -------
Personnel                                               180,867         194,290
Provision for bad debts                                  62,456          40,119
Provision for tax penalties (see Note 15)               183,474          47,393
Telecommunication                                        57,001          65,843
Advertising and promotion                                38,579          54,651
Insurance                                                22,108          24,068
Rent                                                     15,405          22,484
Energy and water                                         16,363          19,750
Expenses with other materials                             7,025          11,930
Transportation                                            5,778           9,943
Training related with alcohol distillery (Note 10)                            -
                                                         16,631
Services rendered by third parties                      107,427           3,053
Other                                                    89,303          84,302
                                                        -------         -------
Total                                                   802,417         577,826
                                                        =======         =======

20.      FINANCIAL ITEMS:

Financial items for the years ended December 31, 1999 and 1998, are as follows:

                                                1999          1998
                                            ----------      ---------

        Financial income
        Interest income                         10,591         2,727
        Other financial revenues                12,587        22,553
                                            ----------      ---------
        Total financial income                  23,178        25,280
        Financial expense

        Gross interest expense               (777,796)     (576,748)
        Interest capitalized (Note 10)         726,616       488,428
                                            ----------      --------
        Interest expense                      (51,180)      (88,320)
        Other financial expenses               (3,374)      (51,692)
        Other financial losses                (19,582)             -
                                            ----------      --------
        Total financial expense               (74,136)     (140,012)
        Financial expense, net                (50,958)     (114,732)
                                            ==========     =========

21.      TAXES AND BUSINESS IN ROUMANIA:

The legislation and fiscal environment in Roumania and their implementation into practice change frequently and are subject to different interpretations by various Ministries of the Government. The Roumanian government has a number of agencies that are authorized to conduct audits ("controls") of Roumanian companies as well as foreign companies doing business in Roumania. These controls are similar in nature to tax audits performed by taxing authorities in many countries, but may extend not only to tax matters but to other legal or regulatory matters in which the applicable agency may be interested. In addition, the agencies conducting these controls appear to be subject to significantly less regulation and the company under review appears to have significantly less practical safeguards than is customary in many countries.

Generally, tax declarations remain open and subject to inspection for a period of five years. Substantially, the Companies tax declarations have been reviewed by the Tax Authorities during 1998 and 1999. As a result, the tax authorities imposed fines and penalties, and the Companies signed agreements with the tax authorities, rescheduling the payment of due taxes and penalties (see Note 15). Management believes that the Companies is in substantial compliance with the tax laws affecting their operations; however, the risk remains that those relevant authorities could take different positions with regard to interpretative issues and the effect could be significant.

The fact that a year has been reviewed, and that the Companies signed agreements with the tax authorities rescheduling the payment of due taxes and penalties, does not exempt that year, or any tax declaration applicable to that year, from further review during the five year period.

The region where Roumania is located is unstable, and characterized many times by the rise of political and criminal corruption, the lack of experience and unpredictability of the civil justice system. Roumania in particular suffers from high unemployment, low wages, low literacy rates, high hyperinflation and rumors of corruption.

Business risks include, among others, internal political or civil unrest, war, or government restrictions. These risks are dynamic and difficult to quantify. The Companies will be subject to the risks normally associated with changes in general national economic conditions or local market conditions, competition, patronage, changes in market rates, and the need to periodically upgrade and replace equipment to maintain desirability, and to pay the costs thereof.

Although many of the governments of the countries of Central and Eastern Europe have liberalized policies on international trade, foreign ownership and development, investment, and currency repatriation, increasing both international trade and investment accordingly, such policies might change unexpectedly. The Companies will be affected by the rules and regulations regarding foreign ownership of real and personal property, including manufacturing plants and other property. Such rules may change quickly and dramatically which may have an adverse impact on ownership and may result in a loss without recourse of property or assets of the Companies. Additionally, several authorizations, licenses and permissions are still necessary from different Government agencies in order to perform, what in more developed countries, is not restricted and considered normal course of business (for instance, necessary authorizations for repatriation of profits, prohibition to perform payments in ROL to foreign entities, among others).

The likelihood of any foreign company successfully prevailing in any dispute with the government or any private litigant under the Roumanian legal system is difficult to quantify or predict.

22.      FOREIGN CURRENCY EXPOSURE:

The major assets and liabilities denominated in foreign currency as of December 31, 1999 and 1998, can be detailed as follows:

                                                                December 31, 1999             December 31, 1998
                                                              ------------------------      ------------------------
                                                                               USD                           USD
                  Assets:                      Currency       Amount       Equivalent       Amount       Equivalent
--------------------------------------         --------       ----------   ------------     ----------   ------------
Cash and banks                                   USD                 108            108            420            420
                                                Others               520             61             37
                                              --------       -----------                      ----------
                                                                     628                           457
                                              --------       -----------                      ----------
Clients                                          USD               1,101          1,101              -              -
                                              --------       -----------                      ----------
Due from related parties                         USD              20,104         20,104         19,174         19,174
                                              --------       -----------                      ----------
Total assets denominated in foreign
currencies                                                        21,833                        19,631
                                                             ===========                      ==========

                                                                             USD                           USD
                Liabilities:                   Currency       Amount       Equivalent       Amount       Equivalent
--------------------------------------         --------       ----------   ------------     ----------   ------------
Short-term bank borrowings                       USD                   -              -      (331,462)      (331,462)
Long-term debt                                   USD         (3,272,684)    (3,272,684)              -              -
Current portion of long-term debt                USD         (1,560,799)    (1,560,799)    (3,918,409)    (3,918,409)
                                                             ------------                  ----------
                                                             (4,833,483)                   (4,249,871)
Interest accrued                                 USD           (107,617)      (107,617)      (245,431)      (245,431)
                                                             ------------                  ----------
Due to related Parties                           USD           (828,053)      (828,053)      (646,217)      (646,217)
                                                 DKK                   -              -      (527,489)       (82,560)
                                                 GBP                   -              -       (11,542)       (19,124)
                                                 DEM           (110,989)       (56,981)       (77,589)       (46,273)
                                                 CHF                   -              -        (8,617)        (6,254)
                                                 ITL            (92,000)           (48)       (92,000)           (55)
                                                             ------------                  ----------
                                                               (885,082)                     (800,483)
                                                             ------------                  ----------
Total liabilities denominated in foreign
     currencies                                              (5,826,182)                   (5,295,785)
                                                             ------------                  -----------
Net exposure                                                 (5,804,349)                   (5,276,154)
                                                             ============                  ===========

The Companies do not use financial instruments to hedge or protect against foreign exchange or interest rates movements.

23. CONTINGENCIES AND COMMITMENTS:

     a)   Going concern assumption:

          The accompanying combined financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the combined financial statements, at December 31, 1999, the Companies' combined current liabilities exceed their combined current assets by 1,807,609. This factor, among others, indicates that the Companies may be unable to continue as a going concern for a reasonable period of time.

          These combined financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might be necessary should the Companies be unable to continue as a going concern. The Companies' continuation as a going concern is dependent upon their ability to (a) generate sufficient cash flow to meet their obligations on a timely basis, and (b) obtain additional financing and/or reschedule the existing debt, as may be required.

          The management of the Companies plans to resolve the net working capital deficit of 1,807,609 as of December 31, 1999 as follows:

         (i) Management believes that an agreement with BCR and AVAB will be reached for the amount of 435,379 due in February and for an equal amount, which will be due in August, as well as for all other installments to be paid to BCR. Therefore, an amount of 870,758 included in current liabilities will be rescheduled for 2001 and the following years as well as all other installments will be rescheduled to suit the needs of Perfect (see Note 12).

         (ii) The management of the Companies believes that together with the operation of the new alcohol distillery plant, the Companies will be able to generate sufficient cash flows to sustain and meet their current liabilities.

     b)   Commitments:

          All of the Company credit conventions with Bancorex (see Notes 10 and 12) require pledges and mortgages.

As of December 31, 1999 and 1998 pledges and mortgages, as per the respective contracts were as follows:

(i)      Pledges:

                                                                  Amount
                    Type of Pledge           Currency            Pledged
                    --------------         ------------         ---------
                       Inventory           ROL thousand         6,853,485

(ii)     Mortgages:
                                                                Amount
                 Type of Mortgage          Currency           Mortgaged
                 ----------------        ------------         ---------
                   Fixed assets          ROL thousand         5,072,571
                   Fixed assets              USD              4,486,869

24.      SUBSEQUENT EVENTS:

(i) Subsequent to December 31, 1999, Perfect reached an agreement with AVAB regarding the rescheduling of the remaining part of the loan transferred from BCR to AVAB. The loan is interest free, during the period of the loan, and is payable in USD. The resulting payment schedule is:

                        2000                  2001         Total Rescheduled
                       -------             ---------       ------------------
                       690,041             1,095,791           1,785,832

The effect of this agreement was reflected in the accompanying balance sheet as of December 31, 1999.

(ii) Subsequent to December 31, 1999 the credit line at Banca Comerciala Ion Tiriac, S.A. was increased from thousand ROL 1,000,000 to thousand ROL 1,500,000 and the interest rate to 70% per year.

(iii) Subsequent to the balance sheet date, on May 5, 2000, Ferrand concluded an asset transfer agreement with AJK Perfect Renaissance, Inc, a company incorporated in Delaware, United States of America. Through this asset transfer, Ferrand obtained 5,000,000 shares of the voting common stock of AJK Perfect Renaissance, Inc and transferred the shares presently owned in the Companies to AJK Perfect Renaissance, Inc.

(iv) Subsequent to the balance sheet date, on May 24, 2000, Perfect received the authorization to sell refined ethyl alcohol.

25.      SUPPLEMENTARY CASH FLOW INFORMATION:

For the years ended December 31, 1999 and 1998, the supplementary cash flows information comprised the following:

                                                 1999                1998
                                              ----------           --------
         Taxes Paid                             76,228              83,249
         Interest Paid                               -              88,320

                           UNAUDITED CONSOLIDATED and
                          COMBINED FINANCIAL STATEMENTS
                        of AJK PERFECT RENAISSANCE, INC.
                                and SUBSIDIARIES

                            At and For The Six Months
                               Ended June 30, 2000


                                 AJK PERFECT RENAISSANCE, INC. AND SUBSIDIARIES
                                CONSOLIDATED AND COMBINED BALANCE SHEET (UNAUDITED)

                                                 ASSETS
                                                 ------
                                                                                        June 30, 2000           June 30, 1999
                                                                                        (CONSOLIDATED)            (COMBINED)
                                                                                   --------------------     --------------------
CURRENT ASSETS
     Cash                                                                          $             79,388     $           131,007
     Trade receivables, net of allowance for doubtful accounts                                  380,019                 289,982
     Due from related parties                                                                    49,636                  13,402
     Inventories, net                                                                           275,606                 405,933
     Other current assets                                                                       157,569                 546,504
     Deferred tax assets, net                                                                      -                      5,399
                                                                                   --------------------      ------------------
         TOTAL CURRENT ASSETS                                                                   942,218               1,392,227

PROPERTY, PLANT AND EQUIPMENT - NET                                                           7,430,926                 762,621

CONSTRUCTION IN PROGRESS                                                                        333,040               6,210,122

OTHER NON-CURRENT ASSETS                                                                          5,655                   3,641
                                                                                   --------------------      ------------------
TOTAL ASSETS                                                                       $          8,711,839               8,368,611
------------                                                                       ====================      ==================

                                       LIABILITIES AND STOCKHOLDERS' EQUITY
                                       ------------------------------------

CURRENT LIABILITIES:
     Short-term bank borrowings                                                    $            244,229    $           259,977
     Current portion of long-term debt                                                        1,870,378              4,183,445
     Trade payables                                                                             320,826                510,937
     Due to related parties                                                                      88,017              1,094,836
     Other current liabilities and accrued expenses                                             517,082                527,977
                                                                                   --------------------      ------------------
         TOTAL CURRENT LIABILITIES                                                            3,040,532              6,577,172
                                                                                   --------------------      ------------------
LONG-TERM LIABILITIES
     Long-term debt, net of current portion                                                   2,698,062                  -
     Long-term debt to a related party                                                          820,000                  -
                                                                                   --------------------      ------------------
         TOTAL LONG-TERM LIABILITIES                                                          3,518,062                   -
                                                                                   --------------------      ------------------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:

     Preferred stock, $.0001 par value, 20,000,000 shares authorized, none issued and outstanding
     Common stock, $.0001 par value, 300,000,000 shares authorized, 5,500,000
       issued and outstanding                                                                       550                   -
     Paid-in capital                                                                            489,765               458,295
     Retained earnings                                                                        1,662,930             1,333,144
                                                                                   --------------------      ------------------
         TOTAL STOCKHOLDERS' EQUITY                                                           2,153,245             1,791,439
                                                                                   --------------------      ------------------
TOTAL LIABILITIES AND STOCKHOLDERS 'EQUITY                                         $          8,711,839     $        8,368,611
                                                                                   ====================     ==================

   The accompanying notes are an integral part of the financial statements.

                 AJK PERFECT RENAISSANCE, INC. AND SUBSIDIARIES
            CONSOLIDATED AND COMBINED STATEMENT OF INCOME (UNAUDITED)

                                                  Three Months Ended June 30,           Six Months Ended June 30,
                                               ----------------------------------    ---------------------------------
                                                    2000                1999              2000              1999
                                               (Consolidated)        (Combined)      (Consolidated)      (Combined)
                                               ----------------     -------------    ---------------    --------------
NET SALES                                   $       1,142,416    $      904,447   $      2,221,586   $     2,060,271

COST OF SALES                                        (672,434)         (437,616)        (1,376,325)       (1,157,600)
                                               ----------------     -------------    ---------------    --------------

GROSS PROFIT                                          469,982           466,831            845,261           902,671

SELLING GENERAL AND ADMINISTRATIVE
  EXPENSES                                           (147,564)         (182,011)          (311,462)         (283,074)

FINANCIAL EXPENSES, NET                                (1,140)          (28,017)            17,664           (45,492)

OTHER EXPENSE, NET                                    (12,956)           (5,104)           (39,482)          (14,393)

TRANSLATION GAIN (LOSS), NET                         (116,867)         (123,551)           (45,112)         (200,237)
                                               ----------------     -------------    ---------------    --------------

NET INCOME                                  $         191,455    $      128,148   $        466,869   $       359,475
                                               ================     =============    ===============    ==============

BASIC AND DILUTED PER SHARE AMOUNTS:        $            0.04    $         0.03   $           0.09   $          0.07

WEIGHTED AVERAGE SHARES                             5,311,111         5,000,000          5,153,846         5,000,000


    The accompanying notes are an integral part of the financial statements.

                 AJK PERFECT RENAISSANCE, INC. AND SUBSIDIARIES
          CONSOLIDATED AND COMBINED STATEMENT OF CASH FLOW (UNAUDITED)

                                                                                     Six Months Ended June 30,
                                                                                -------------------------------------
                                                                                      2000                1999
                                                                                 (Consolidated)        (Combined)
                                                                                -----------------    ----------------
CASH FLOWS FROM OPERATING ACTIVITIES

   Net Income for the year                                                   $          466,869   $         359,475
   Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation                                                                        50,599              46,915
     Decrease in deferred tax asset                                                        -                  2,410
     Reserves                                                                              -                    688

   Changes in operating assets and liabilities:

     Trade receivables, net                                                             243,496             335,689
     Inventories, net                                                                    96,979              74,824
     Other current assets                                                              (155,190)           (213,410)
     Due from related parties                                                             8,503               6,322
     Trade payables                                                                    (392,695)             93,661
     Due to related parties                                                             (26,634)            253,409
     Other current liabilities and accrued expenses                                      22,978            (189,864)
     Other non-current assets                                                              (780)              1,497
     Long-term taxes payable                                                            (13,145)               -
                                                                                -----------------    ----------------

           Net cash provided by operating activities                                    300,979             771,616
                                                                                -----------------    ----------------
CASH FLOWS FROM INVESTING ACTIVITIES
   Cash acquired in recapitalization                                                         50                -
   Additions to property, plant and equipment                                          (180,153)            (31,091)
   Additions to construction in progress                                                (39,523)         (1,006,525)
                                                                                -----------------    ----------------

     Net cash provided by investing activities                                         (219,626)         (1,037,616)
                                                                                -----------------    ----------------
CASH FLOWS FROM FINANCING ACTIVITIES
   Cash proceeds (repayments) of bank borrowings and current portion of
     long term debt                                                                     216,399             (71,485)
   Cash proceeds (repayments) of long-term debt                                        (265,044)            265,036
                                                                                -----------------    ----------------

     Net cash provided by (used in) financing activities                                (48,645)            193,551
                                                                                -----------------    ----------------

INCREASE (DECREASE) IN CASH                                                              32,708             (72,449)

CASH - BEGINNING OF PERIOD                                                               46,680             203,456
                                                                                -----------------    ----------------

CASH  - END OF PERIOD                                                        $           79,388   $         131,007
---------------------                                                           =================    ================

  The accompanying notes are an integral part of the financial statements.

                                  NOTES TO THE
                 AJK PERFECT RENAISSANCE, INC. AND SUBSIDIARIES
            CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS AS OF AND
                                AT JUNE 30, 2000

NOTE 1 -- BASIS OF PRESENTATION

          The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles and the rules and regulations of the Securities and Exchange Commission for interim financial information. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position and results of operations.

          It is management's opinion that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair financial statement presentation. The results for the interim period are not necessarily indicative of the results to be expected for the year.

          For further information, refer to the financial statements and footnotes included in the Company's Form SB-2 for the year ended December 31, 1999.

NOTE 2 -- INVENTORY


          Inventory at June 30, 2000 consisted of the following:


                  Raw materials                          $        68,208
                  Finished goods                                 169,895
                  Packaging materials                             37,503
                                                         ---------------
                                                         $       275,606

NOTE 3 -- SHORT-TERM BANK BORROWINGS

          During the period ended June 30, 2000, the Company borrowed $149,827 under a demand loan agreement. The Company also entered into a line of credit agreement totaling $121,734, of which $94,402 has already been drawn down. The interest rate for these loans range from approximately 10 to 11%.

NOTE 4 -- ASSET PURCHASE AND RECAPITALIZATION

          On May 5, 2000 the Company consummated an Asset Purchase Agreement (the "Agreement") with Ferrand Investment Limited, ("Ferrand") a British Virgin Island holding corporation that owned the Perfect Renaissance Roumanian companies. Under the terms of the Agreement, Ferrand transferred assets consisting of all of its rights, title and interests in the Roumanian companies to the Company in exchange for 5,000,000 shares of the Company's voting common stock in a transaction intended to qualify as a reorganization under Internal Revenue Code Sec. 368(a)(1)(c), and a recapitalization of the Perfect Renaissance Roumanian companies for financial accounting purposes (See Note 5).

          Under generally accepted accounting principles, in a business combination that is treated as a recapitalization the Perfect

                                  NOTES TO THE
                 AJK PERFECT RENAISSANCE, INC. AND SUBSIDIARIES
            CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS AS OF AND
                                AT JUNE 30, 2000

          Renaissance Roumanian companies are considered the acquirer for accounting purposes. Accordingly, the transaction was accounted for as an acquisition of the Company and recapitalization of the Perfect Renaissance Roumanian companies. The financial statements subsequent to the acquisition include the following: (1) the balance sheet consists of the net assets of the Company at historical costs (zero at the acquisition date) and the net assets of Perfect Renaissance Roumanian companies at historical cost. (2) the statement of operations consists of the operations of Perfect Renaissance Roumanian companies for the period presented and the operations of the Company from the recapitalization date.

NOTE 5 -- SUBSEQUENT EVENTS

          On September 22, 2000 Iotakappa Capital Corporation, a Delaware corporation, purchased from Ferrand Investment Limited the 5,000,000 voting common shares of the Company's stock that Ferrand had received under the terms of the asset purchase agreement (See Note 4).

          As of September 25, 2000, the Company issued 58,405 shares of common stock for services having a fair market value of approximately $321,227.

          As of September 29, 2000, the Company issued 45,690 shares of common stock for services having a fair market value of approximately $251,295.

NOTE 6 --  SEGMENT INFORMATION

         June 30, 2000      Vodka        Ornaments    Alcohol         Total
        --------------   ------------   ------------  --------     -----------
        Sales             $1,857,544     $  295,720   $ 68,322     $ 2,221,586
        Cost of Sales      1,140,451        175,134     60,740       1,376,325
                         -----------     ----------   --------     -----------
        Gross Profit      $  717,093     $  120,586   $  7,582     $   845,261
                         ===========     ==========   ========     ===========

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     We are incorporated in Delaware. Under Section 145 of the General Corporation Law of the State of Delaware, a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any action, suit or proceeding. Our Certificate of Incorporation and the By-Laws provide for indemnification of directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware.

     The General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director for any breach of the director's duty of loyalty to the corporation or its stockholders; for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the General Corporation Law of the State of Delaware; or for any transaction from which the director derived an improper personal benefit. Our Certificate of Incorporation contains such a provision.

     INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THESECURITIES ACT OF 1933 MAY BE PERMITTED FOR DIRECTORS, OFFICERS OR PERSONS CONTROLLING AJK PURSUANT TO THE FOREGOING PROVISIONS OR OTHERWISE, AJK HAS BEEN ADVISED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION THAT SUCH INDEMNIFICATION IS AGAINSTPUBLIC POLICY AS EXPRESSED IN SUCH ACT AND IS, THEREFORE, UNENFORCEABLE.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses in connection with this Registration Statement. All such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission:

       Filing Fee - Securities and Exchange Commission     $  3,200.35
       Fees and Expenses of Accountants                       40,000.00
       Fees and Expenses of legal counsel                    300,000.00
       Blue Sky Fees and Expenses                              3,500.00
       Printing and Filing Expenses                           10,000.00
       Miscellaneous Expenses                                  2,500.00
                                                           ------------

                          Total                             $159,200.35

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     On March 24, 1999, our initial director accepted a subscription for 5,000,000 shares of our common stock for consideration of $500 pursuant to
Section 4(2) of the Securities Act. On August 1, 1999, we redeemed all but 500,000 shares of such subscription for a redemption price of $450.

     On March 24, 1999 we issued 4,750,000 shares of our common stock to Pierce Mill Associates, Inc. and 125,000 shares of our common stock to each of James Cassidy and James McKillop pursuant to Rule 506 of the Securities Act for aggregate consideration of $500. Mr. Cassidy, our former counsel, owned a controlling interest in Pierce Mill Associates, Inc. On May 20, 1999 Pierce Mill Associates, Inc. transferred 250,000 of its shares of our common stock to Jovanda Ltd. in consideration for $25 and introducing Jacob Kieselstein, our president, chairman and chief executive officer, to Mr. Cassidy. On August 1, 1999 we redeemed 4,500,000 shares of our common stock owned by Pierce Mill Associates, Inc. for $450.

     Effective September 25, 2000, we issued 58,405 shares of our common stock to vendors and suppliers of goods and services pursuant to Section 4(2) of the Securities Act.

     Effective September 29, 2000, we issued 45,690 shares of our common stock to employees and consultants pursuant to Rule 701 of the Securities Act.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)      Exhibits

3.1 Certificate of Incorporation of AJK Perfect Renaissance, Inc., as amended (incorporated by reference from the Registrant's Registration Statement on Form SB-2, File No. 333-4042)
3.2 By-Laws of AJK Perfect Renaissance, Inc. (incorporated by reference from the Registrant's Registration
           Statement on Form SB-2, File No. 333-4042)
4.2 Form of common stock certificate (incorporated by reference from the Registrant's Registration Statement on Form SB-2, File No. 333-4042)
5.1*       Opinion of Graubard Mollen & Miller
10.1       Agreement with Ex-Klar Technologies, Inc.
10.2       Loan Agreement with Bancorex, as amended by certain letters and notices
10.3       License Agreement with Cie. Bardinet
10.4       Consulting Agreement with Curtis Sittenfeld
10.5       Asset Agreement with Ferrand Investment Ltd.
10.6       Agreement between TPG Capital Corporation and Perfect Renaissance
           Ltd.
21.1 Subsidiaries of AJK Perfect Renaissance, Inc. (incorporated by reference from the Registrant's Registration Statement on Form SB-2, File No. 333-4042)
24.1       Consent of Weinberg & Company, certified public accountants
24.2       Consent of Arthur Andersen S.R.L., certified public accountants
24.3*      Consent of Graubard Mollen & Miller (included in Exhibit 5.1)

----------------------------------------

* To be filed by Amendment

ITEM 28.  UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes that it will:

          (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered


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

          (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any additional or changed material information on the plan of distribution;

          (2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes that it will:

         (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497 (h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

         (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.


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

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Aventura, Florida on November 13, 2000.


                                    AJK PERFECT RENAISSANCE, INC.


                                    By:  /s/          Jacob Kieselstein
                                       ---------------------------------
                                             Jacob Kieselstein
                                             President

                                POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jacob Kieselstein, their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for and in their name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents, or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.


Signature                                           Title                                              Date
--------------------------                          ------------------------------------         -----------------
/s/  Jacob Kieselstein                              Chairman, President, Chief Executive         November 13, 2000
----------------------                              Officer, Director
     Jacob Kieselstein

/s/  Kochava Kieselstein                            Director                                     November 13, 2000
------------------------
     Kochaua Kieselstein

/s/  Yehuda Erlich                                  Director                                     November 13, 2000
------------------
     Yehuda Erlich

/s/  Dalia Levy                                     Director                                     November 13, 2000
---------------
     Dalia Levy

/s/  Dr. Zvi Yadin                                  Director                                     November 13, 2000
------------------
     Dr. Zvi Yadin


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




                                  EXHIBIT INDEX


10.1 Agreement with Ex-Klar Technologies, Inc.

10.2 Loan Agreement with Bancorex, as amended by certain letters and notices

10.3 License Agreement with Cie. Bardinet

10.4 Consulting Agreement with Curtis Sittenfeld

10.5 Asset Agreement with Ferrand Investment Ltd.

10.6 Agreement between TPG Capital Corporation and Perfect Renaissance Ltd.

23.1 Consent of Weinberg & Company, Certified Public Accountants

23.2 Consent of Arthur Andersen, S.R.L., Certified Public Accountants